As filed with the Securities and Exchange Commission on July 3, 2012

Registration No. 333-180456

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

New Peoples Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	6022	31-1804543
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

67 Commerce Drive

Honaker, Virginia 24260

Telephone: (276) 873-7000

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Jonathan H. Mullins

President and Chief Executive Officer

New Peoples Bankshares, Inc.

67 Commerce Drive

Honaker, Virginia 24260

Telephone: (276) 873-7000

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

C. Todd Asbury Executive Vice President and Chief Financial Officer New Peoples Bankshares, Inc. 67 Commerce Drive Honaker, Virginia 24260 Telephone: (276) 873-7000	Douglas W. Densmore, Esq. LeClairRyan 10 S. Jefferson Street Wells Fargo Tower, Suite 1800 Roanoke, Virginia 24011 Telephone: (540) 510-3024 Fax: (540) 510-3050

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:     ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $2.00 per share (1)(4)	24,113,225	$1.50	$36,169,838	$4,145
Subscription Rights to Purchase Shares of Common Stock (2)
Warrants (3)
Shares of Common Stock underlying the Warrants (4)	4,822,645	$1.75	$ 8,439,629	$ 967
Total (5)			$44,609,467	$5,112

(1)	This registration statement relates to (a) shares of our common stock, including shares received by two directors upon conversion of their loans to the Company into common stock, which assumes a September 15, 2012 issue date; (b) subscription rights to purchase shares of our common stock for shareholders of [record date, _________2012]; (c) Warrants deliverable upon the purchase of every five shares of common stock, including the conversion of the director loans to common stock; and (d) shares of our common stock underlying the Warrants.
(2)	The subscription rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to these subscription rights because the subscription rights are registered in the same registration statement as the common stock to be offered pursuant thereto.
(3)	The Warrants are being issued without consideration. Pursuant to Rule 457(g) no separate registration fee is payable with respect to these Warrants because the Warrants are being registered in the same registration statement as the common stock to be offered pursuant thereto.
(4)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum offering price.
(5)	Registration fee previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated July 3, 2012

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Up to $25,000,000.50 of Common Stock at a Subscription Price of $1.50 per share

For every five Shares purchased, one non-transferable warrant granted to purchase one share of Common Stock

We are conducting a rights offering and an offering of common stock to the public on a best efforts basis at a price of $1.50 per share. We are distributing, at no charge, to holders of our common stock, non-transferable subscription rights to purchase up to 16,666,667 shares ($25,000,000.50) of our common stock. In the rights offering, you will receive one subscription right for each share you own as of 5:00 p.m. Eastern Time on [record date, 2012]. The subscription rights will not be listed for trading on any stock exchange or trading market. As of the close of business on [record date, 2012], there were [10,010,178] shares of our common stock issued and outstanding. We must sell a minimum of 6,666,667 shares ($10,000,000.50) in the rights offering and the public offering, if any, to complete the offering. We refer to the sale of 6,666,667 shares or $10,000,000.50 as the minimum of the offering range (the “Minimum Offering Amount”), and the sale of 16,666,667 shares or $25,000,000.50 as the maximum of the offering range (the “Maximum Offering Amount”). The rights offering and the public offering are being conducted to raise sufficient capital to comply with our capital plan, as approved by federal and state bank regulatory agencies.

Each subscription right will entitle you to purchase 1.665 shares of our common stock at a subscription price of $1.50 per share (the “Basic Subscription Privilege”). If you fully exercise your Basic Subscription Privilege and other shareholders do not fully exercise their Basic Subscription Privilege, you will be entitled to exercise an over-subscription privilege (the “Over-Subscription Privilege”), subject to certain limitations and subject to allotment, to purchase a portion of the unsubscribed shares of our common stock at the same subscription price of $1.50 per share. The rights offering will expire at 5:00 p.m. Eastern Time on [August 15,] 2012. We reserve the right to extend the expiration date one or more times, but in no event will we extend the rights offering beyond [September 15,] 2012.

Subscriptions are irrevocable and may not be cancelled or modified.

We may offer any shares of common stock that remain unsubscribed for (after taking into account all Over-Subscription Privileges exercised) at the expiration of the rights offering to the public at $1.50 per share. The public offering will be conducted on a best efforts basis and shall terminate on [October 15,] 2012, unless extended, but not later than [December 31,] 2012. Members of our Board of Directors have already committed to purchase $1,000,000.50 or 666,667 shares in the offering.

All payments of the subscription price will be held in escrow by Registrar and Transfer, the escrow agent for the offering, until we have subscriptions for at least the Minimum Offering Amount (or the expiration of the rights offering, whichever is later) after which we may elect (but are not required) to issue the shares subscribed for on one or more occasions unless and until we reach the Maximum Offering Amount or the offering expires or is cancelled.

For each five shares purchased in the rights offering or public offering, purchasers will receive, without charge, one warrant to purchase one share of our common stock at a purchase price of $1.75 per share. The warrant will be exercisable for a period of five years from the date the warrants are issued and may be exercised only by payments in the form described herein, and will be non-transferable with no fractional warrants issued. The warrants are not attached to the shares being offered in this offering; if a purchaser subsequently transfers shares in this offering, the purchaser will retain any related warrants. The warrants will not be listed for trading on any stock exchange or market.

In addition to this offering, we will be issuing 3,813,225 shares of our common stock to two of our directors pursuant to the conversion into equity of loans previously extended by them to us in the total principal amount of $5.45 million, plus accrued interest (the “Conversion Shares”). The number of Conversion Shares is based on the assumption of a September 15, 2012 issuance date and the current rate of interest of 3.25% per annum on the loans remaining in effect until the issuance date. We will issue 3,633,333 shares of our common stock pursuant to the conversion of the loans and 179,892 shares will be issued in exchange for accrued interest. A change in the closing date or the rate of interest prior to issuance date would cause the number of Conversion Shares to be greater or fewer. These unsecured loans will be converted to common stock at the conversion price of $1.50 per share and the Conversion Shares will be issued regardless of whether we meet the minimum amount of subscriptions to complete the rights offering and the public offering and will not be counted towards the Minimum Offering Amount. The directors who receive the Conversion Shares will be issued warrants on the same terms and conditions as those issued to purchasers in the rights offering and public offering. The number of warrants presently estimated to be issued in connection with the Conversion Shares is 762,643.

OUR BOARD OF DIRECTORS IS NOT MAKING A RECOMMENDATION REGARDING YOUR EXERCISE OF THE SUBSCRIPTION RIGHTS. You should carefully consider whether to exercise your subscription rights prior to the expiration of the rights offering.

INVESTING IN OUR COMMON STOCK INVOLVES RISK, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL. YOU SHOULD READ CAREFULLY THE “RISK FACTORS” SECTION BEGINNING ON PAGE 16 OF THIS PROSPECTUS.

We reserve the right to cancel the rights offering and any public offering at any time. In the event that the rights offering and/or any public offering is cancelled, all subscription payments received by the subscription/escrow agent for subscriptions that have not been accepted will be returned as soon as practicable, without interest, and no shares other than shares previously issued or to be issued in connection with accepted subscriptions, if any, and the Conversion Shares will be issued.

Our common stock is quoted on the OTC Bulletin Board Pink Sheets under the symbol “NWPP.” The last reported sales price of our common stock reported on May 7, 2012 was $1.05 per share.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The shares of our common stock are not deposits or other obligations of any bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental entity.

	Minimum Offering Amount		Maximum Offering Amount
	Per Share	Total	Per Share	Total
Offering price per share	$1.50	$10,000,000.50	$1.50	$25,000,000.50
Proceeds to us (1)	$1.50	$10,000,000.50	$1.50	$25,000,000.50

(1)	Before deducting offering expenses payable by us estimated to be approximately $475,000.

We anticipate that shares purchased in this offering and related warrants will be delivered to purchasers from time to time as we direct once we have received subscriptions for the Minimum Offering Amount (but in any event not prior to the expiration of the rights offering).

The date of this prospectus is ___________ 2012.

Virginia Locations

Honaker (HQ)

53 Commerce Drive

Honaker, VA 24260

Abingdon

350 West Main Street

Abingdon, VA 24210

Big Stone Gap

419 Shawnee Avenue, East

Big Stone Gap, VA 24219

Bland

427 Main Street

Bland, VA 24315

Bluefield

514 Commerce Drive

Bluefield, VA 24605

Bristol-Linden Square

101 Linden Square Drive

Bristol, VA 24202

Castlewood

87 Miners Drive

Castlewood, VA 24224

Chilhowie

155 East Lee Highway

Chilhowie, VA 24319

Clintwood

198 Colley Shopping Center

Clintwood, VA 24228

Gate City

663 East Jackson Street

Gate City, VA 24251

Grundy

20445 Riverside Drive

Grundy, VA 24614

Haysi

111 Haysi Main

Haysi, VA 24256

Jonesville

108 Fisher Road

Jonesville, VA 24263

Lebanon

1421 East Main Street

Lebanon, VA 24266

Norton

600 Trent Street, Northeast

Norton, VA 24273

Pound

11241 Indian Creek Road

Pound, VA 24279

Pounding Mill

12602 Gov. G.C. Perry Highway

Pounding Mill, VA 24637

Tazewell

157 Tazewell Mall Circle

Tazewell, VA 24651

Weber City

1299 US Highway 23 South

Weber City, VA 24290

Wise

5448 Wise-Norton Road

Wise, VA 24293

West Virginia Locations

Bluewell

996 Coal Heritage Road

Bluewell, WV 24701

Princeton

1221 Stafford Drive

Princeton, WV 24740

Tennessee Locations

Kingsport

2600 North John B Dennis Highway

Kingsport, TN 37660

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this prospectus. Please see “Incorporation by Reference.” We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. The information that appears in or is incorporated by reference into this prospectus may only be accurate or complete as of the date of this prospectus or the date of the document in which incorporated information appears. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

It is important for you to read and consider all of the information contained in or incorporated by reference into this prospectus before making your investment decision to purchase shares of our common stock in this offering. Neither we, nor any of our officers, directors, agents or representatives make any representation to you about the legality of an investment in our common stock. You should not interpret the contents of this prospectus to be advice of any kind. You should consult with your own advisors for advice about the suitability of this investment or other legal, tax, business, or financial questions that you should consider before investing in our common stock.

We use industry forecasts and projections and market data throughout this prospectus, including data from publicly available information and industry publications. These forecasts and projections, which may not be achieved, are based upon surveys and market research and the preparers’ experience in the industry. We believe that the surveys and market research others have performed are reliable, but we have not independently investigated or verified this information.

Unless the context requires otherwise or unless otherwise noted:

•	all references to “New Peoples Bankshares,” “the company,” “our company,” “we,” “our” or “us” are to New Peoples Bankshares, Inc. and its wholly-owned subsidiary, New Peoples Bank, collectively.

•	all references to the “Bank” are to New Peoples Bank, a wholly-owned subsidiary of New Peoples Bankshares.

•	all references to “eligible shareholder(s)” are to our shareholders of record at 5.00 p.m. Eastern Time on ________________ 2012.

•	all references to “the offering” and “this offering” are to the rights offering and public offering together in general.

QUESTIONS AND ANSWERS RELATING TO THE OFFERING

Below are answers to what we anticipate will be common questions about the rights offering and the public offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering and the public offering. This prospectus and the documents incorporated by reference into this prospectus contain more detailed descriptions of the terms and conditions of the rights offering and the public offering and provide additional information about us and our business, including potential risks related to the rights offering and the public offering, the shares of our common stock offered hereby and our business.

What is the rights offering?

We are distributing, at no charge, to holders of shares of our common stock as of 5:00 p.m. Eastern Time on _________, 2012, the record date, non-transferable subscription rights to purchase shares of our common stock at a price of $1.50 per whole share. You will receive one subscription right for each share you own as of the record date above. Each subscription right entitles the holder to a Basic Subscription Privilege and an Over-Subscription Privilege, which are described below.

Why are we conducting the offering?

We are conducting the offering to increase our equity capital and improve our capital ratios to strengthen our balance sheet as we continue to resolve and manage our elevated levels of nonperforming assets, and to raise sufficient capital to enable compliance with our capital plan, as approved by federal and state bank regulatory agencies. Our capital position has been impacted by increases in our provision for loan losses and write downs of our other real estate owned portfolio due to the economic downturn and deteriorating real estate market conditions.

As a result, we have reported a cumulative net loss of $24.2 million from January 1, 2009 through March 31, 2012. All of our capital ratios currently meet the minimum regulatory capital requirements necessary for us to be considered a “well capitalized” financial institution, although our regulators encourage higher levels. Capitalization of any company is of critical importance, especially during difficult times. We believe that capital requirements may increase in the future due to financial reform legislation. In addition, we are currently operating under a written agreement (the “Formal Agreement”) with the Board of Governors of the Federal Reserve System (“Federal Reserve”), through the Federal Reserve Bank of Richmond (“Federal Reserve Bank”), and the Virginia State Corporation Commission Bureau of Financial Institutions (the “Virginia Bureau”). We believe we have made progress in our compliance efforts under the Formal Agreement, and we believe all of the written plans required to date, as discussed in the following paragraph, have been submitted on a timely basis.

Under the terms of the Formal Agreement, the Company and the Bank agreed to develop and submit for approval within specified time periods written plans addressing a number of operational and managerial aspects of the Bank and maintenance of sufficient capital at New Peoples Bankshares, on a consolidated basis, and the Bank, on a stand-alone basis. We have submitted the required capital plan, which has been approved by federal and state bank regulatory agencies. The Minimum Offering Amount to be sold in the offering is intended to raise sufficient capital to enable us to comply with the approved capital plan. For more details, please see “Prospectus Summary—Supervisory Actions.” We expect to use the proceeds of this offering to increase the Bank’s equity capital, to serve as a buffer for any possible future degradation in the Bank’s loan or asset portfolios, and for general corporate uses. See “Use of Proceeds.”

Our board of directors has chosen to include a rights offering as part of the offering to allow existing shareholders the opportunity to purchase additional shares of our common stock based on their pro rata ownership percentage, while giving existing shareholders the opportunity to limit their ownership dilution from a sale of common stock to other shareholders or other investors in the public offering and the issuance of the Conversion Shares.

What is the Basic Subscription Privilege?

The Basic Subscription Privilege gives our eligible shareholders the opportunity to purchase before the public offering 16,666,667 shares of our common stock at a subscription price of $1.50 per share. For every share you owned as of the record date, your Basic Subscription Privilege allows you to purchase 1.665 shares of common stock. For example, if you owned 100 shares of common stock as of the record date, you would have the right to purchase 166 shares of our common stock in the rights offering for $1.50 per share (or a total payment of $249). You may exercise all or a portion of your Basic Subscription Privilege, or you may choose not to exercise any subscription rights at all. If you exercise less than all of your Basic Subscription Privilege, you will not be entitled to purchase additional shares under your Over-Subscription Privilege. See “The Offering – The Rights Offering – Basic Subscription Privilege.”

Fractional shares resulting from the exercise of Basic Subscription Privileges will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent in the rights offering will be returned as soon as practicable, without interest or penalty, after the rights offering expires.

If you hold a New Peoples Bankshares, Inc. stock certificate, the number of shares you may purchase pursuant to your Basic Subscription Privilege is indicated on the enclosed rights certificate. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee (a “nominee record holder”) who uses the services of the Depository Trust Company (“DTC”), you will not receive a rights certificate. Instead, DTC will issue one Basic Subscription Privilege to your nominee record holder on your behalf for every share of our common stock that you own as of the record date. Your nominee record holder should contact you regarding the number of shares you may purchase pursuant to your Basic Subscription Privilege. If you are not contacted by your nominee record holder, you should contact your nominee as soon as possible. See “The Offering – The Rights Offering – How to Exercise Subscription Rights.”

What is the Over-Subscription Privilege?

If you purchase all of the shares available to you pursuant to your Basic Subscription Privilege, you may also choose to purchase a portion of any shares that our other shareholders do not purchase through the exercise of their Basic Subscription Privilege. You should indicate on your rights certificate, or the form provided by your nominee if your shares are held in the name of a nominee record holder, how many additional shares you would like to purchase pursuant to your Over-Subscription Privilege.

We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your Over-Subscription Privilege in full at the expiration of the rights offering. We will not be able to satisfy any orders for shares pursuant to the Over-Subscription Privilege if all of our shareholders exercise their Basic Subscription Privileges in full, and we will only honor an Over-Subscription Privilege to the extent sufficient shares are available following the exercise of Basic Subscription Privileges.

To the extent the aggregate subscription price of the actual number of unsubscribed shares available to you pursuant to the Over-Subscription Privilege is less than the amount you actually paid in connection with the exercise of the Over-Subscription Privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments will be returned to you, without interest or penalty, as soon as practicable.

To the extent the amount you actually paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the Over-Subscription Privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the Over-Subscription Privilege.

For example, if (i) there are 100 excess shares available for purchase by three shareholders who have each timely, validly, and fully exercised their Basic Subscription Privileges and (ii) shareholder A requests an additional 100 shares pursuant to shareholder A’s Over-Subscription Privilege, shareholder B requests an additional 70 shares pursuant to shareholder B’s Over-Subscription Privilege, and shareholder C requests an additional 30 shares pursuant to shareholder C’s Over-Subscription Privilege, twice as many excess shares have been requested pursuant to Over-Subscription Privileges as are available, resulting in a pro rata allocation of 50% of each request. In this example, assuming (x) timely and valid exercise of the Over-Subscription Privileges, (y) timely receipt of sufficient payment for the excess shares requested pursuant to such Over-Subscription Privileges, and (z) that the beneficial ownership limitation described below is not applicable, the pro rata allocation would be as follows:

•	Shareholder A would receive 50 excess shares pursuant to the Over-Subscription Privilege;

•	Shareholder B would receive 35 excess shares pursuant to the Over-Subscription Privilege; and

•	Shareholder C would receive 15 excess shares pursuant to the Over-Subscription Privilege.

To properly exercise your Over-Subscription Privilege, you must deliver to the subscription agent the subscription payment related to your Over-Subscription Privilege before the rights offering expires. If you send payment by personal check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared, which may take several days. Because we will not know the total number of unsubscribed shares before the rights offering expires, if you wish to maximize the number of shares you purchase pursuant to your Over-Subscription Privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares that may be available to you (i.e., the aggregate payment for both your Basic Subscription Privileges and for any additional shares you desire to purchase pursuant to your Over-Subscription Privilege). See “The Offering – The Rights Offering – Over-Subscription Privilege.”

Fractional shares resulting from the exercise of the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned as soon as practicable, without interest or penalty.

Is an eligible shareholder required to exercise all of the subscription rights received in the rights offering?

No. You may exercise any number of your subscription rights or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights, the number of shares of our common stock you own will not change by this offering, but the dilution of your percentage ownership of the company will be greater.

How can eligible shareholders minimize the dilution of their ownership interest in the company?

By exercising your Basic Subscription Privileges in full. Because we are converting into shares of our common stock on the same terms as the offering loans totaling $5.45 million plus accrued interest extended to the company by two of our directors, there will be some dilution in the relative ownership interests of our current shareholders. These two directors, H. Lynn Keene and B. Scott White, extended unsecured loans to the company which enabled the company to pay off the outstanding balance of the company’s line of credit owed to the Federal Deposit Insurance Corporation (the “FDIC”) as receiver for Silverton Bank, which line of credit was secured by the Bank’s common stock. The company had attempted unsuccessfully to refinance this line of credit, and without the loans provided by these two directors, the company would have been unlikely to have been able to repay the line of credit when due resulting in default. To minimize the financial impact of these loans, directors Keene and White, agreed that the company could retire the indebtedness by converting it to equity on the same terms as in this offering. As a result of issuing the Conversion Shares, your percentage ownership of our equity will be reduced to some extent, but this dilution in ownership can be minimized by exercising your Basic Subscription Privilege in full. In addition, if you do not exercise your Basic Subscription Privilege in full, you will not be entitled to exercise your Over-Subscription Privilege, which further acts to minimize the ownership dilution associated with the Conversion Shares. Our current shareholders who do not participate in the offering will suffer a significant dilution in their relative percentage ownership in our company upon issuance of our common stock in the offering. The above information does not apply to the recipients of the Conversion Shares.

For example, if we sell the Minimum Offering Amount, current shareholders will own approximately 49% of our outstanding common stock while new investors will own approximately 32% of our outstanding common shares (however, if the rights offering is fully subscribed, all of the new investors will be current shareholders). The Conversion Shares will account for approximately 19% of our outstanding common stock if the Minimum Offering Amount is sold. If we sell the Maximum Offering Amount, current shareholders will own approximately 33% of our outstanding common stock while new investors will own approximately 55% of our outstanding common shares (again, if the rights offering is fully subscribed, all of the new investors will be current shareholders). The Conversion Shares will account for approximately 12% of our outstanding common stock if the Maximum Offering Amount is sold.

Furthermore, our net tangible book value as of March 31, 2012 was approximately $26.0 million, or $2.60 per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of March 31, 2012. If we sell the Minimum Offering Amount, our pro forma net tangible book value as of March 31, 2012 would have been approximately $41.5 million, or $2.02 per share. This represents an immediate decrease in net tangible book value of $0.58 per share to existing shareholders, and an immediate accretion in net tangible book value of $0.52 per share to new investors (all of whom will be existing shareholders if the rights offering is fully subscribed). If we sell the Maximum Offering Amount, our pro forma net tangible book value as of March 31, 2012 would have been approximately $56.5 million, or $1.85 per share. This represents an immediate decrease in net tangible book value of $0.75 per share to existing shareholders, and an immediate accretion in net tangible book value of $0.35 per share to new investors (again, all of whom will be existing shareholders if the rights offering is fully subscribed).

For more information regarding the dilutive and accretive effects of this offering, please see “Dilution” beginning on page ______.

How soon must an eligible shareholder act to exercise subscription rights?

If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payment, including final clearance of any personal check, before the rights offering expires on [August 15,] 2012, at 5:00 p.m., Eastern Time. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee record holder, your nominee record holder may establish a deadline before the expiration of the rights offering by which you must provide it with your instructions to exercise your subscription rights. Although our board of directors may, in its discretion, extend the expiration date of the rights offering, but not beyond [September 15,] 2012 in any event, we currently do not intend to do so. Our board of directors may cancel the rights offering at any time. If we cancel the rights offering, all subscription payments received will be returned as soon as practicable, without interest or penalty. See “The Offering – The Rights Offering – Payment Method for Subscription Rights.”

Although we will make reasonable attempts to provide this prospectus to our shareholders, the rights offering and all subscription rights will expire on the expiration date ([August 15,] 2012 unless extended, but not beyond [September 15,] 2012),whether or not we have been able to locate each person entitled to subscription rights.

How does an eligible shareholder exercise subscription rights if he or she owns shares in certificate form?

If you hold a common stock certificate and you wish to participate in the rights offering, you must deliver a properly completed and signed rights certificate, together with payment of the purchase price, to the subscription agent before 5:00 p.m., Eastern Time, on [August 15,] 2012 (unless the expiration date is extended by our board of directors). If you send a personal check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared. In certain cases, you may be required to provide signature guarantees.

Please follow the delivery instructions on the rights certificate. You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent and for clearance of personal checks so that the subscription agent receives the materials and payment by 5:00 p.m., Eastern Time, on [August 15,] 2012.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the Over-Subscription Privilege and the elimination of fractional shares.

How does an eligible shareholder participate in the rights offering if his or her shares are held in the name of a broker, dealer, custodian bank or other nominee record holder (“street name”)?

If you hold your shares of common stock through a broker, dealer, custodian bank or other nominee record holder, then your nominee record holder is the record holder of the shares you own. The nominee record holder must exercise the subscription rights on your behalf. If you wish to purchase our common stock through the rights offering, you should contact your broker, dealer, custodian bank or other nominee record holder as soon as possible. Please follow the instructions of your nominee record holder. Your nominee record holder may establish a deadline that may be before the expiration date of the rights offering.

To whom should eligible shareholder send forms and payment to exercise subscription rights?

We have appointed Registrar and Transfer Company to act as subscription agent, escrow agent and information agent for the offering. We will pay all customary fees and expenses of the subscription agent, escrow agent and the information agent related to the offering. We also have agreed to indemnify Registrar and Transfer Company from liabilities that they may incur in connection with the offering.

Eligible shareholders whose shares are held in the name of a broker, dealer, custodian bank or other nominee record holder, should follow the instructions of the nominee record holder with respect to submitting subscription documents and subscription payment to that record holder. If your nominee record holder does not provide you submission instructions, you should contact your nominee record holder as soon as possible. If you are the record holder, then you should send your subscription documents, rights certificate and subscription payment by mail or overnight courier to:

Registrar and Transfer Company

Attn. Reorg. Department

10 Commerce Drive

Cranford, NJ 07016

1-800-368-3948

You or, if applicable, your nominee record holder are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent and clearance of payment before the expiration of the rights offering at 5:00 p.m. Eastern Time on [August 15,] 2012, unless extended at our discretion, but not beyond [September 15,] 2012.

If an eligible shareholder participates in the rights offering may he or she also participate in the public offering?

Yes. Whether or not you elect to participate in the rights offering, you may subscribe for shares in the public offering, if available. However, if sufficient shares are subscribed for in the rights offering which, together with the shares subscribed by our directors, equal or exceed the Maximum Offering Amount (that is, the greatest number of shares we are offering in total in the offering) or if the Board of Directors chooses to terminate the offering once the shares subscribed equal or exceed the Minimum Offering Amount, you may not receive any shares in the public offering for which you have subscribed.

Are there any limits on the number of shares I may purchase?

As a bank holding company, we are subject to regulation by the Federal Reserve and the Virginia Bureau. The Federal Reserve and the Virginia Bureau have the authority to prevent individuals and entities from acquiring control of us. Under Federal Reserve rules and Virginia law, if you and your affiliates ( as defined in the applicable Federal and Virginia law and regulations) directly or indirectly, or through one or more subsidiaries, or acting in concert with one or more persons or entities, will own more than 25% of our common stock after giving effect to the rights offering, then you will be deemed conclusively to control us and would need to obtain prior approval of the Federal Reserve and Virginia Bureau to complete the purchase. If, after giving effect to the rights offering, and any shares you acquire in the public offering, you and your affiliates (as defined in the applicable Federal law and regulations) will own 10% or more of our common stock, you will be presumed to control us and would need to obtain prior approval of the Federal Reserve to complete the purchase, unless the circumstances support a rebuttal of such presumption. Except for the Conversion Shares, we will not issue shares pursuant to the exercise of Basic Subscription Privileges or Over-Subscription Privileges, or to any investor in the public offering who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any federal or state bank regulatory authority to acquire, own or control such shares if, as of the date we are to issue shares acquired in the offering (not earlier than [August 15,] 2012 or later than [October 15,] 2012 (unless we extend the offering but not beyond December 31, 2012) such clearance or approval has not been obtained or any applicable waiting period has not expired. See “The Offering – Limitation on the Purchase of Shares.” You are urged to consult your own legal counsel regarding whether you are required to seek the prior approval of the Federal Reserve and Virginia Bureau in connection with your exercise of subscription rights or before subscribing in the public offering.

How was the $1.50 per share subscription price determined?

Our board of directors (excluding directors Keene and White who will receive the Conversion Shares) determined the subscription price of the shares offered in the offering and for purposes of the Conversion Shares after considering a number of factors in determining the price. These factors included, the need to offer the shares at a price that would be attractive to investors, historical and current trading prices for our common stock, general conditions in the financial services industry, the need for capital, and alternatives available to us for raising capital, potential market conditions, and the receipt of a fairness opinion of Scott & Stringfellow, LLC (“S&S”) delivered on March 19, 2012. In conjunction with its review of these factors, the board of directors also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, our current financial condition and regulatory status and a range of discounts to market value represented by the subscription prices in prior offerings of other financial institutions.

We retained S&S to advise us with respect to an appropriate per share subscription price for the shares of common stock and warrants to be issued in connection with the offering. On March 19, 2012, S&S rendered a fairness opinion to our board of directors that stated that the consideration to be received by the Company for a share and warrant in the offering was fair, from a financial point of view, to the company and the subscription price was fair, from a financial point of view, to our shareholders (other than directors Keene and White).

We have attached the full text of S&S’s fairness opinion as Annex A to this prospectus. You should read the entire opinion to understand the assumptions made, matters considered and limitations on the review undertaken by our financial advisor. The opinion does not constitute a recommendation as to whether you should exercise your rights in the rights offering or acquire shares in the public offering.

A discussion of the factors considered and analysis by S&S is set out in the section entitled “Determination of Subscription Price” on page ____. We have agreed to pay S&S a fee of $100,000 in connection with the fairness opinion, which payment is not conditioned on consummation of the offering or subscription for a certain number of shares.

The subscription price does not necessarily bear any relationship to book value of our assets, net worth, past operations, net income, cash flows, losses, financial condition, or any other established criteria for value. You should not consider the subscription price as an indication of value of the company or our common stock. You should not assume or expect that, after the offering, our common stock will trade at or above the subscription price in any given time period. The market price of our common stock may decline during or after the offering. You may not be able to sell the underlying shares purchased during the offering at a price equal to or greater than the subscription price, and the market price for our common stock may be lower than the exercise price of the warrants. You should obtain a current quote for our common stock before subscribing and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this offering.

May subscription rights or the warrants I receive in the offering be transferred?

No. You may not sell, transfer or assign your subscription rights or, should you acquire shares, the warrants you receive to anyone. Subscription rights and warrants will not be listed for trading on any stock exchange or market. Rights certificates may be completed or warrants exercised only by the shareholder of record who receives the certificate or warrants. The warrants are not attached to the shares being offered in this offering; if a purchaser subsequently transfers shares purchased in this offering, the purchaser will retain any related warrants.

What are the terms of the warrants that will be issued in connection with the issuance and sale of the shares?

For every five shares you acquire in this offering you will be issued a warrant entitling you to purchase one share of common stock for $1.75 per whole share. Each warrant is exercisable immediately upon completion of the offering and expires on the fifth anniversary of the completion of the offering. Subsequent to issuance, the warrants will be adjusted to reflect any stock split, stock dividend or similar events affecting our common stock. The warrants will not be transferable and assignable. The terms of the warrants shall not permit cashless exercise. The warrants will not have voting rights.

No fractional warrants will be issued. If you purchase a number of shares that is not a multiple of five, the number of warrants that you receive will be rounded to the nearest whole warrant. For example, if you purchase 15 shares, you will receive three warrants for three shares. If, however, you purchase 14 shares, you will receive two warrants for two shares.

Will the recipients of the Conversion Shares be entitled to warrants?

Yes. We will issue warrants to the recipients of the Conversion Shares with the same terms as the warrants issued in connection with other shares acquired in the offering.

Are we requiring a minimum overall subscription to complete the offering?

Yes. We are requiring an overall minimum subscription to complete the offering. We must receive valid subscriptions in the rights offering and the public offering for a minimum of 6,666,667 shares ($10,000,000.50) in order to complete the offering. If we do not, we will terminate the offering and, except for the Conversion Shares, we will cancel all subscriptions and return the funds held in escrow, without interest, to the shareholders who subscribed in the rights offering and investors who subscribed in the public offering. See “The Offering – Overview.”

Can the board of directors cancel or extend the offering?

Yes. Our board of directors may decide to cancel the rights offering, the public offering, or the entire offering at any time and for any reason. If so, any money received from subscribing shareholders and investors in the canceled offering will be returned as soon as practicable, without interest or penalty. We also have the right to extend the offering for additional periods ending no later than December 31, 2012, although we do not presently intend to do so.

Has the board of directors made a recommendation to eligible shareholders regarding the rights offering or to investors in the public offering?

No. Our board of directors is making no recommendation regarding your subscription for shares in this offering, including the exercise of subscription rights by eligible shareholders. Shareholders and other investors who acquire shares will incur investment risk on new money invested. We cannot predict the price at which our shares of common stock will trade after the offering. The market price for our common stock may decrease to an amount below the subscription price, and if you purchase shares at the subscription price, you may not be able to sell the underlying shares of our common stock in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the offering and the information contained in, or incorporated by reference into, this prospectus. See “Risk Factors” for a discussion of some of the risks involved in investing in shares of our common stock.

Will our directors and executive officers participate in the offering?

Yes. Our directors have collectively committed to subscribe for 666,667 shares, which would represent 48.70% of the shares the directors are eligible to subscribe for in the exercise of their Basic Subscription Right. In addition, two directors will receive 3,813,225 Conversion Shares (3,633,333 shares pursuant to the conversion of loans outstanding and 179,892 shares in exchange for accrued interest, assuming a constant interest rate of 3.25% per annum on the loans being converted, a September 15, 2012 issuance date and any necessary regulatory approvals). We expect executive officers, together with their affiliates, to participate in this offering at varying levels, but they are not required to do so. Our directors and officers are entitled to participate in the offering on the same terms and conditions applicable to all shareholders. No director or executive officer will acquire shares in connection with the offering that will cause his beneficial ownership to exceed 9.9% of our outstanding common stock, except possibly the two directors (Mr. Keene and Mr. White) receiving the Conversion Shares. The beneficial ownership of directors Keene and White could each exceed 9.9% depending on the number of shares issued in connection with the offering. For example, if we sell the Minimum Offering Amount, Mr. Keene and Mr. White would beneficially own approximately 11.40% and 13.71%, respectively, of our outstanding shares. If we sell the Maximum Offering Amount, Mr. Keene and Mr. White would own approximately 7.68% and 9.24%, respectively, of our outstanding stock. A beneficial ownership level over 10% would cause a regulatory rebuttable presumption of control of the company and would require approval by the Federal Reserve, which we expect to be received. Following the offering and issuance of the Conversion Shares, our directors and executive officers are expected to beneficially own 20,677,013 shares of common stock, or 30.88% of our total outstanding shares of common stock if we sell the Minimum Offering Amount, and 30,677,013 shares of common stock, or 20.81% of the total outstanding shares of common stock if we sell the Maximum Offering Amount. See “The Offering—Directors’ and Executive Officers’ Participation.”

What form of payment is required to purchase shares?

Payments submitted to the subscription agent must be made U.S. Dollars, by personal check drawn on any U.S. bank including New Peoples Bank, or a cashier’s check drawn only on New Peoples Bank and in either case payable to “Registrar and Transfer Company” or wire transfer. If you send payment by personal check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared, which may take several days after receipt.

When will I receive my new shares?

If, when and after we receive subscriptions for the Minimum Offering Amount (but not prior to the expiration of the rights offering) we may elect (but we are not required) to issue the shares subscribed for in the offering on one or more occasions until we reach the Maximum Offering Amount or the offering expires or we cancel it, whichever occurs first, at which time we will issue the shares not previously issued as soon as practicable afterward.

After I send in my payment to the subscription agent, may I cancel my subscription?

No. All subscriptions are irrevocable unless the offering is cancelled or we don’t receive subscriptions for the Minimum Offering Amount, even if you later learn information that you consider to be unfavorable to your subscription. You should not subscribe unless you are certain that you wish to purchase shares at the subscription price of $1.50 per share.

What effects will the offering have on our outstanding common stock?

Assuming no other transactions by us involving our common shares, prior to the expiration of the offering, if we sell the Maximum Offering Amount together with the Conversion Shares, an approximate additional 20,479,892 shares of our common stock will be issued and outstanding after the closing of the offering, for an approximate total of 30,490,070 shares of common stock outstanding. In addition, warrants for 4,095,978 shares will be issued. As a result of the offering, the ownership interests and voting interests of the existing shareholders will be diluted, but shareholders can minimize the dilution by exercising their Basic Subscription Privilege to the fullest extent. The exact number of shares that we will issue in the offering will depend on the number of shares that are subscribed for in the rights offering and acquired by investors in the public offering.

In addition, if the subscription price of the shares is less than the market price of our common stock it will likely reduce the market price per share of shares you already hold.

How much will the company receive from the offering?

If we sell the Maximum Offering Amount, we estimate that the net proceeds to us will be $24,525,000.50. If we sell the Minimum Offering Amount, we estimate that the net proceeds to us from the offering will be approximately $9,525,000.50. See “Use of Proceeds.”

Are there risks in purchasing?

Yes. The purchase of our common stock involves risks. Your subscription represents the purchase of additional shares of common stock, and you should consider this investment as carefully as you would consider any other investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” beginning on page __ of this prospectus and in the documents incorporated by reference into this prospectus.

If subscriptions for the Minimum Offering Amount are not received, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the offering. If we do not receive subscriptions for the Minimum Offering Amount, all subscription payments received by the subscription agent will be returned as soon as practicable, without interest or penalty, but the Conversion Shares will still be issued. For shareholders who exercise subscription rights related to shares held in “street name,” it may take longer for you to receive your subscription payment because the subscription agent will return payments through the nominee record holder of your shares.

What fees or charges apply if I purchase shares in the offering?

We are not charging any fee or sales commission to you or to issue shares to you if you subscribe. If you are an eligible shareholder and you exercise your subscription rights through a broker, dealer, custodian bank or other nominee record holder, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences to eligible shareholders of exercising subscription rights?

For U.S. federal income tax purposes, you should not recognize income or loss in connection with the receipt or exercise of subscription rights in the rights offering or the purchase of shares in the public offering. You should consult your tax advisor as to your particular tax consequences resulting from the offering. For a detailed discussion, see “Certain U.S. Federal Income Tax Consequences.”

To whom should investors in the offering send subscription forms and payment?

Registrar and Transfer Company

Attn: Reorg. Department

10 Commerce Drive

Cranford, NJ 07016

1-800-368-3948

Checks should be payable to Registrar and Transfer Company

For wire transfers:

For Benefit Of:     Registrar and Transfer Company

                               As Subscription Agent for Various Holders

Account No:         276-053-5977

Bank:                     TD Bank

                               6000 Atrium Way

                               Mt. Laurel, NJ 08054

ABA No:               031-201-360

Who should I contact if I have other questions?

If you have any questions regarding the offering, completing any form or submitting payment, please contact Registrar and Transfer Company at (800) 368-5948.

PROSPECTUS SUMMARY

The following summary contains certain material information about us and this offering. Because this is a summary, it may not contain all of the information important to you. Therefore, to understand this offering fully, you should read the entire prospectus carefully before making a decision to invest in our common stock, including the risks discussed under the “Risk Factors” section and the information incorporated by reference in this prospectus, including our audited consolidated financial statements and the accompanying notes in our Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

The Company

The company is a Virginia bank holding company headquartered in Honaker, Virginia. We provide financial services to individuals, small to medium-size businesses, and the professional community within our local markets. We conduct our operations primarily through our wholly-owned subsidiary, New Peoples Bank, Inc., a Virginia banking corporation, and its wholly-owned subsidiary NPB Insurance Services, Inc., an insurance agency. The Company’s other subsidiaries include NPB Web Services, Inc., which is currently inactive and NPB Capital Trust I and NPB Capital Trust 2, which were formed for the issuance of trust preferred securities.

We opened for business on October 28, 1998 with three branch offices and have expanded to 23 full-service offices across southwestern Virginia, southern West Virginia, and northeastern Tennessee. We have been able to grow our loan and deposit market share by developing personal, hometown relationships with the individuals, small and medium-sized businesses, and professionals in our communities. We believe that providing customized, responsive banking solutions through our talented network of bankers has enabled us to establish strong, lasting relationships within our communities. We have approximately 4,400 local shareholders, many of whom are customers of the Bank.

Our principal business objective is to attract deposits and lend those deposits to creditworthy borrowers within our markets, providing a risk-adjusted return to our shareholders. We offer traditional loan and deposit banking services, as well as investment services, remote deposit capture, internet banking, mobile banking and telephone banking coupled with responsive and other technologically advanced banking solutions. These services include loans that are priced on a deposit relationship basis, easy access to our decision makers, and the ability to take quick and innovative action necessary to meet a customer’s banking needs.

At March 31, 2012, we had consolidated total assets of $768.7 million, gross loans of $573.8 million, total deposits of $699.1 million and shareholders’ equity of $26.2 million. For the quarter ended March 31, 2012, we had a net loss of $2.5 million, primarily resulting from a loan loss provision of $2.0 million and other real estate owned expense of $2.0 million. For the year ended December 31, 2011, we had a net loss of $8.9 million, primarily resulting from a loan loss provision expense of $8.0 million, other real estate owned expense of $5.6 million and a non-cash goodwill impairment of $4.1 million. We continue to maintain a strong net interest margin. For the quarter ended March 31, 2012, our net interest margin was 4.15% and for the year ended December 31, 2011 our net interest margin was 4.29%.

At March 31, 2012, the Company fell below the minimum capital requirement for regulatory well-capitalized status as a result of the tier 1leverage ratio decreasing to 3.92%, which was below the minimum requirement of 4.00%. Our tier 1 capital ratio was 6.27%, our total capital to risk-weighted assets was 9.08%, and our tangible equity to tangible assets was 3.39%. Tangible book value per share at March 31, 2012 was $2.60. The Bank remains well capitalized at March 31, 2012 with a tier 1 leverage ratio of 5.83%, a tier 1 capital ratio of 9.33% and a total risk based capital ratio of 10.61%. We did not apply for, and therefore are not participating in, the Treasury’s Troubled Asset Relief Program (“TARP”), the related Capital Purchase Program, or any other bank capital program offered by the Treasury.

Our Market Area

Our primary market area consists of southwestern Virginia, southern West Virginia and northeastern Tennessee. Specifically, we operate in the southwestern Virginia counties of Russell, Scott, Washington, Tazewell, Buchanan, Dickenson, Wise, Lee, Smyth, and Bland; Mercer County in southern West Virginia and the northeastern Tennessee county of Sullivan (collectively, the “Tri-State Area”). The close proximity and mobile nature of individuals and businesses in adjoining counties and nearby cities in Virginia, West Virginia and Tennessee place these markets within our Bank’s targeted trade area, as well.

Accessibility to Interstates I-77, I-81, I-26, I-64 and I-75, as well as major state and U.S. highways including US 19, US 23, US 58, US 460 and US 421, make the area an ideal location for businesses to serve markets in the Mid-Atlantic, Southeast and Midwest. The area is strategically located midway between Atlanta-Pittsburgh, Charlotte-Cincinnati, and Richmond-Louisville, and is within a day’s drive of more than half of the U.S. population. A regional airport located in Bristol, Tennessee serves the area with commercial flights to and from major cities in the United States. Commercial rail service providers include CSX Transportation and Norfolk Southern Railways.

The Tri-State Area has a diversified economy supported by natural resources, which include coal, natural gas, limestone, and timber; agriculture; healthcare; education; technology; manufacturing and services industries. Predominantly, the market is comprised of locally-owned and operated small businesses. Considerable investments in high-technology communications, high-speed broadband network and infrastructure have been made which has opened the area to large technology companies and future business development potential for new and existing businesses. Industries are taking advantage of the low cost of doing business, training opportunities, available workforce and an exceptional quality of life experience for employers and employees alike.

Competitive Strengths

Our overall mission continues to be to build a high performing community bank focused on providing high quality, state of the art, “golden rule” banking services within our communities, resulting in increased shareholder value. Our immediate business strategy is directed towards returning to profitability, improving asset quality, and enhancing our regulatory capital levels so that over the long-term, we may position ourselves favorably to take advantage of future growth opportunities within our markets and to pay dividends to shareholders. We believe the following business strengths have historically differentiated us from our banking competitors and will provide the foundation for us to return to being a high performing institution built on serving our customers and creating franchise value through profitable growth.

Leading Deposit Market Share. At June 30, 2011, there were 39 financial institutions, exclusive of credit unions, operating 304 branch offices holding approximately $10.9 billion in total deposits in the Tri-State Area. At June 30, 2011, we held the number two deposit market share position with approximately 8.85% of the Tri-State Area deposits. Deposits in the Tri-State Area grew at a 5-year compounded annual rate of approximately 2.3%, while our deposits increased over the same period at a rate of 4.6%. Additionally, we have strong market penetration with convenient branch locations. Our 27 branch offices ranked us second in total number of branch offices among financial institutions in the Tri-State Area as of June 30, 2011 (we have since closed four branch offices).

Core Deposit Base. Since inception, we have focused on providing high quality, “golden rule” banking services within our communities. Our ability to provide superior service combined with one of the largest branch networks in the Tri-State Area has enabled us to develop a strong core deposit base from which we are able to fund our loan growth. At March 31, 2012, checking, money market and savings accounts comprised 39.15% of our total deposits, with 16.14% being noninterest bearing. In addition, 77.21% of our total deposits were core deposits (defined as total deposits less certificates of deposit with balances greater than $100,000), and we held only $2.7 million in brokered deposits which we believe compares favorably to many of our bank peers.

Historically Strong Net Interest Margin Management. We continue to focus on successfully managing a strong net interest margin. During the past five years, we have maintained an annual average net interest margin in excess of 4.00%. We have been able to do this through effectively managing the pricing on our deposits and loans. As a result of our core deposit mix, we have historically maintained a low cost of deposits. For the quarter ended March 31, 2012, our cost of deposits was 1.03%, which continues to drive a strong net interest margin. For the year ended December 31, 2011, our cost of deposits was 1.11%. For the quarter ended March 31, 2012, our net interest margin was 4.15% and for the year ended December 31, 2011, our net interest margin was 4.29%. We believe we can continue to maintain a strong net interest margin above 4.00% which is a key contributor to delivering consistent profitability resulting in solid returns to shareholders. We will accomplish this by continuing to improve asset quality, cultivating and growing our core deposit base, and by effectively positioning ourselves to maintain or improve our net interest margin in both rising and falling interest rate cycles.

Management Team. Our executive management team has significant community banking experience developing and managing relationships with individuals, small to medium-sized businesses, and professionals in our communities. Our executive management team consists of 4 officers who have over 130 years of combined experience, with an average of over 33 years experience in the financial services industry. The table below identifies our executive officers:

Name	Position	Years of Experience
Jonathan H. Mullins	President and Chief Executive Officer	31
Frank Sexton, Jr.	Executive Vice President and Chief Operating Officer	40
C. Todd Asbury	Executive Vice President, Chief Financial Officer, Secretary and Treasurer	24
Stephen W. Trescot	Executive Vice President and Chief Credit Officer	39

Board of Directors. Our board of directors is comprised of eleven community leaders, ten of whom are independent. In 2010, we named as directors Jonathan Mullins, our CEO, and Eugene Hearl, a retired 40 year southwest Virginia banking veteran who has held the President and CEO position at two local community banks and served as a Regional President for the former Dominion Bank. Our board of directors and insiders currently own approximately 9.90% of our common stock and have agreed to purchase $1.0 million (666,667 Shares) in the offering (exclusive of the debt conversion discussed below), which would result in pro forma ownership of 20.81% if the Maximum Offering Amount are sold and 30.88% if the Minimum Offering Amount are sold.

As reported in our Annual Report on Form 10-K for the year ended December 31, 2011, during 2010, the branch location in Grundy, Virginia which was part of a condominium in which the Bank and director Michael McGlothlin owned the only units was condemned by the Virginia Department of Transportation. Subsequently, a new building was constructed on adjacent property with the condemnation proceeds. The parties intend the new building to be subject to a condominium agreement, the terms of which have not been finalized although they are likely to be substantially similar to the terms of the previous condominium agreement. The Bank’s branch in the new building was opened on January 31, 2011 and a portion of the building comparable to his condemned unit was occupied by director McGlothlin at this time as well. Final settlement of the transaction was expected to occur in early 2012, but is now expected to occur by the end of the second quarter when the necessary appraisal is to be completed.

Recent Investments in our Company

Two of our directors, H. Lynn Keene and B. Scott White, have provided a combined $5.45 million in unsecured credit to the company in the fourth quarter of 2010 and first quarter of 2011. These loans provided us with working capital and enabled us to retire the outstanding $4.9 million line of credit we owed to the FDIC, as receiver for Silverton Bank, which was secured by the Bank’s common stock. The company is obligated (but subject to any required regulatory approval) to convert $5.45 million plus any accrued but unpaid interest of this indebtedness into common stock. The loans bear interest at a variable rate equal to the “Prime Rate” as published in the “Money Rates” section of the Wall Street Journal. The current interest rate on the loans is 3.25% per annum.

We will convert the $5.45 million indebtedness and accrued interest to common stock with the same terms and conditions offered in the offering upon completion or termination of the offering. Full conversion would result in Mr. Keene and Mr. White beneficially owning an approximate total of 2,357,310 and 2,834,657 shares, respectively, including previously owned shares, 8,060 vested stock options each, and shares acquired in this offering, of the company’s common stock. Such beneficial ownership totals for Mr. Keene and Mr. White would result in pro forma beneficial ownership of 7.68% and 9.24%, respectively, if the Maximum Offering Amount is sold, and 11.40% and 13.71%, respectively, if the Minimum Offering Amount is sold. The number of Conversion Shares and related percentages of beneficial ownership totals for Mr. Keene and Mr. White as set forth above are based on the assumption that the loans being converted into the Conversion Shares continue to bear interest at the current rate through the issuance date, are issued on September 15, 2012 and that they receive any necessary regulatory approvals. The acquisition of these additional shares by these directors through the conversion of this indebtedness could cause each director (together with the director’s affiliates (as defined in the applicable Federal Reserve regulations) total ownership of our shares to exceed 10% of our total outstanding shares, depending on the number of shares sold in this offering. An ownership level over 10% would require regulatory approval, which we expect to be received.

Response to Recent Economic and Operational Challenges

Asset Quality Stabilization

The current economic crisis has severely affected many financial institutions across the United States, including our company. The deterioration of the residential and commercial real estate markets has resulted in significant increases in our nonperforming assets. Our total nonperforming assets increased from $34.2 million or 3.99% of total assets at December 31, 2009 to $61.4 million or 7.98% of total assets at March 31, 2012. However, as the chart below highlights, we believe asset quality has begun to stabilize as nonperforming assets has remained relatively flat since December 31, 2010.

Nonperforming Asset Migration
($ in 000s)	For the Quarter Ended March 31, 2012	For the Years Ended December 31,
		2011	2010	2009	2008
90 Days Past Due (still accruing)	$2,667	$1,504	$1,693	$3,875	$33
Nonaccrual Loans	43,679	42,316	45,781	24,713	6,414
Other Real Estate Owned (OREO)	15,009	15,092	12,346	5,643	2,496

Total NPAs	$61,355	$58,912	$59,819	$34,231	$8,943

NPAs/Total Assets	7.98%	7.55%	7.02%	3.99%	1.11%
NPLs/Total Loans	8.08%	7.33%	6.71%	3.74%	0.89%
NCOs/Average Loans	1.57%	2.79%	2.14%	0.15%	0.17%

We believe we have been aggressive in working towards the resolution of our nonperforming assets. The significant improvements in our credit underwriting and special assets departments have increased our ability to identify and monitor potential credit issues. Since 2009, we have expensed a total of $45.0 million in provision for loan losses and recognized net charge-offs of $34.1 million which resulted in a cumulative net loss of $24.2 million during that time period. At March 31, 2012, our allowance for loan losses to gross loans was 3.14%. These losses have decreased our regulatory capital levels. The proceeds from this offering should strengthen our regulatory capital levels and provide management the flexibility to continue resolving our nonperforming assets and restoring the company back to profitability.

Strategic Initiatives Implemented by Company

In order to better insulate ourselves from any future challenges affecting the economy at large and improve our internal processes, we have implemented significant personnel and structural changes to improve our overall risk management, credit underwriting and monitoring capabilities necessary to identify and manage more effectively the risks inherent in our loan portfolio. Along with these changes, the company believes it has been aggressive in both charging off problem loans and supplementing the loan loss reserve for any future losses in the loan portfolio. As evidence, the company has cumulatively charged-off $26.3 million in bad loans since September 30, 2010 and currently reports a loan loss reserves/total loans figure of 3.14% as of March 31, 2012. In response to the recent economic and operational challenges we have taken the following steps:

•	Proactively Downsized Balance Sheet and Back-office Operations

•	Reduced gross loans over $189.8 million from $763.6 million to $573.8 million from December 31, 2009 to March 31, 2012;

•	Closed/consolidated eight underperforming branch offices since 2010, and will continue to evaluate performance of the branch network;

•	Reduced overhead through aforementioned branch closings and a reduction in full time equivalent employees resulting in excess of $1.0 million in annual non-interest expense cost savings; and

•	Lowered our cost of deposits over 122 basis points from 2.25% at December 31, 2009 to 1.03% at March 31, 2012.

•	Enhanced and Reorganized Management and Board of Directors

•	Hired a new, outside Chief Credit Officer with over 30 years experience in credit administration and loan portfolio risk;
•	Re-positioned our former Chief Credit Officer to Senior Loan Officer with responsibility for the Bank’s loan production and business development; and
•	Appointed a new outside director, Eugene Hearl, who has over 40 years of banking experience to the board of directors.

•	Updated and Improved Internal Controls and Procedures

•	More fully developed and staffed the special assets department with eight full-time employees;

•	Created a commercial lending division with nine lenders and support staff managed by the Bank’s Senior Lending Officer;

•	Adopted new loan policies and procedures with stricter credit underwriting standards, streamlined the loan approval process, and implemented a continuing education program for employees;

•	Enhanced loan concentration identification and implemented new procedures for monitoring and managing loan concentrations;

•	Reduced all loan concentration limits below Federal Reserve guidelines;

•	Established a new allowance for loan loss model and policy and assigned oversight to an employee with significant Allowance for Loan Loss (“ALLL”) experience;

•	Improved our liquidity position, approved a new liquidity policy and enhanced liquidity reporting; and

•	Developed a newly revised three year strategic and capital plan.

Projected Loan Loss Analyses

In addition to the increased provisioning, proactive balance sheet management, personnel enhancements and improved internal controls outlined above, we and a third party loan review firm have conducted several portfolio stress tests to better project the future loan losses in our loan portfolio. These methodologies included:

•

Third Party “Stress Test” –The company engaged a third party loan review firm to perform a comprehensive stress test on a significant portion of our loan portfolio in order to help us estimate the potential credit losses remaining in our loan portfolio over the next two years. The stress test forecasted potential credit losses for three scenarios: low, medium and high. The most recent stress test performed was based on our September 30, 2010 loan portfolio and OREO properties and projected the potential low, medium and high loss scenarios that could be incurred through September 30, 2012.

•

Third Party Loan Review – In addition to the third party loan loss stress tests described above, the company also engaged the same third party to perform quarterly loan reviews in 2010 and 2011 to supplement the company’s quarterly ALLL methodology and internal loan reviews. The company has engaged the third party for loan reviews again in 2012.

•

SCAP Analysis – In May 2009, nineteen of the largest banks in the U.S. participated in a Federal Reserve “stress test” (“the SCAP analysis”) to estimate the level of potential credit losses across the U.S. banking system. The company, with the help of its financial advisor, replicated this analysis to project its potential credit losses by loan type using the Federal Reserve’s “more adverse” loss rates.

•

Internal Loan Review – The company conducted an extensive review of its loan portfolio in the fourth quarter of 2011. The review forecasted the potential credit impairment losses for each classified loan in the special assets department and projected potential impairment losses for the remainder of the loan portfolio by applying additional loss rates. Results from this analysis were consistent with those of the most recent third party loan review and SCAP analysis discussed above.

It is important to note that we have not relied on any singular methodology outlined above to estimate potential losses inherent in our loan portfolio, and we believe that each of the analyses produced conclusions that are consistent with management’s assessment of the portfolio. Further, while the strength of the economic recovery (particularly as it affects real estate values) is largely uncertain, based on the loan impairment analyses performed above, our internal financial projections, and the additional capital expected to be raised in this offering, we believe that our capital levels will be at levels sufficient to satisfy our current regulatory requirements.

Supervisory Actions

On August 4, 2010, we entered into and have since been operating under the Formal Agreement with the Federal Reserve and the Virginia Bureau. The Formal Agreement is referenced as an Exhibit to our 2011 Form 10-K which incorporates it by reference from our Form 8-K filed with the Securities and Exchange Commission (“SEC”) on August 6, 2010. We believe we have made good progress in our compliance efforts under the Formal Agreement, and we believe all of the written plans required to date, as discussed in the following paragraph, have been submitted on a timely basis.

Under the terms of the Formal Agreement, the Bank agreed to develop and submit for approval within specified time periods written plans to: (a) strengthen the board of directors oversight of management and the Bank’s operation; (b) strengthen the Bank’s management and Board governance; (c) strengthen credit risk management policies; (d) enhance lending and credit administration; (e) enhance the Bank’s management of commercial real estate concentrations; (f) conduct ongoing review and grading of the Bank’s loan portfolio; (g) improve the Bank’s position with respect to loans, relationships, or other assets in excess of $1 million which are now or in the future become past due more than 90 days, which are on the Bank’s problem loan list, or which are adversely classified in any report of examination of the Bank; (h) review and revise, as appropriate, current policy and maintain sound processes for maintaining an adequate allowance for loan and lease losses; (i) enhance management of the Bank’s liquidity position and funds management practices; (j) revise its contingency funding plan; (k) revise its strategic plan; and (l) enhance the Bank’s anti-money laundering and related activities.

In addition, the Bank agreed that it will: (a) not extend, renew, or restructure any credit that has been criticized by the Federal Reserve Bank or the Virginia Bureau absent prior board of directors approval in accordance with the restrictions in the Formal Agreement; (b) eliminate all assets or portions of assets classified as “loss” and thereafter charge off all assets classified as “loss” in the federal or state report of examination, unless otherwise approved by the Federal Reserve Bank. We believe we are in compliance with these requirements.

Under the terms of the Formal Agreement, both the Company and the Bank have agreed to submit capital plans to maintain sufficient capital at the Company and at the Bank, on a stand-alone basis, and to refrain from declaring or paying dividends without prior regulatory approval. The Company has also agreed that it will not take any other form of payment representing a reduction in the Bank’s capital or make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without prior regulatory approval. The Company may not incur, increase or guarantee any debt without prior regulatory approval and has agreed not to purchase or redeem any shares of its stock without prior regulatory approval. We have submitted the required capital plan, which has been approved, and the Company is in compliance with the provisions relating to distributions from the Bank. The Minimum Offering Amount to be sold in the offering is intended to raise sufficient capital to enable us to comply with the approved capital plan.

Under the terms of the Formal Agreement, the Company and the Bank have appointed a committee to monitor compliance with the Formal Agreement. The directors of the Company and the Bank have recognized and unanimously agree with the common goal of financial soundness represented by the Formal Agreement and have confirmed the intent of the directors and executive management to diligently seek to comply with all requirements of the Formal Agreement.

Risk Factors

Before investing, you should carefully consider the information set forth under “Risk Factors,” beginning on page 16, for a discussion of risks related to an investment in our common stock.

Corporate Information

Our principal executive offices are located at 67 Commerce Drive, Honaker, Virginia 24260, and our telephone number is (276) 873-6288. Information on our websites, www.npbankshares.com and www.newpeoplesbank.com, is not incorporated herein by reference and are not part of this prospectus.

RISK FACTORS

An investment in the shares involves various risks. You should carefully consider the risk factors listed below. These risk factors may cause the Company’s future earnings to be lower or its financial condition to be less favorable than it expects. In addition, other risks which we are not aware of, or which we do not believe are material, may cause the Company’s earnings to be lower, or hurt its future financial condition. You should read this section together with the other information in this prospectus.

Factors Related to Us

On August 4, 2010, we entered into the Formal Agreement with the Federal Reserve and the Virginia Bureau. This is a form of regulatory enforcement: a written agreement under Section 8 of the Federal Deposit Insurance Act. It imposes significant requirements and restrictions on us. Failure to comply could result in additional regulatory enforcement actions which would severely and adversely affect us.

We have entered into the Formal Agreement with the Federal Reserve and the Virginia Bureau by which we have committed ourselves to taking specified actions within specified periods of time to improve our safety and soundness in light of our current diminished asset quality, earnings, and liquidity. (See “Supervisory Actions” section of this document for detailed information.) The Formal Agreement is referenced as an exhibit to our 2011 Form 10-K, which incorporates it by reference from our Form 8-K filed with the SEC on August 6, 2010. Under the Formal Agreement, the Bank agreed to develop and submit for approval within specified time periods written plans to: (a) strengthen board oversight of management and the Bank’s operation; (b) if appropriate after review, to strengthen the Bank’s management and board governance; (c) strengthen credit risk management policies; (d) enhance lending and credit administration; (e) enhance the Bank’s management of commercial real estate concentrations; (f) conduct ongoing review and grading of the Bank’s loan portfolio; (g) improve the Bank’s position with respect to loans, relationships, or other assets in excess of $1 million which are now or in the future become past due more than 90 days, which are on the Bank’s problem loan list, or which are adversely classified in any report of examination of the Bank; (h) review and revise, as appropriate, current policy and maintain sound processes for maintaining an adequate allowance for loan and lease losses; (i) enhance management of the Bank’s liquidity position and funds management practices; (j) revise its contingency funding plan; (k) revise its strategic plan; and (l) enhance the Bank’s anti-money laundering and related activities.

In addition, the Bank agreed that it would: (a) not extend, renew, or restructure any credit that has been criticized by the Federal Reserve Bank or the Virginia Bureau absent prior board of directors approval in accordance with the restrictions in the Agreement; and (b) eliminate all assets or portions of assets classified as “loss” and thereafter charge off all assets classified as “loss” in a federal or state report of examination, which has been done.

The Company and the Bank agreed to submit capital plans to maintain sufficient capital at the Company, on a consolidated basis, and the Bank, on a stand-alone basis, and to refrain from declaring or paying dividends without prior regulatory approval. The capital plans have been approved by federal and state bank regulatory agencies. The Company agreed that it would not take any other form of payment representing a reduction in the Bank’s capital or make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without prior regulatory approval. The Company may not incur, increase or guarantee any debt without prior regulatory approval and has agreed not to purchase or redeem any shares of its stock without prior regulatory approval.

Under the terms of the Formal Agreement, the Company and the Bank have appointed a committee to monitor compliance.

The Formal Agreement affects our management, operations, business and financial condition and requires us to take certain actions and achieve certain results which we may fail to do notwithstanding our best efforts. The status of our various efforts to achieve and maintain compliance with this agreement is outlined in our 2011 Form 10-K filed with the SEC and March 31, 2012 Form 10-Q which are incorporated herein by reference. Taking these actions could materially and adversely affect your investment as they are designed to protect depositors, not necessarily shareholders. In any event, compliance efforts will occupy significant management time and effort and distract from management’s ability to carry out our regular business and impose additional costs. This could also have an adverse effect on your investment even if we achieve full compliance with the requirements of the Formal Agreement. Failure to take actions or achieve the required results under the Formal Agreement would likely lead to additional enforcement actions by the banking regulators which could materially and adversely affect your investment, possibly up to and including receivership, in which case you could lose your entire investment. You should review the Formal Agreement and the discussion concerning it in our 2011 Form 10-K and March 31, 2012 Form 10-Q.

We may not be successful in selling the minimum number of shares in this offering and in raising sufficient capital to bring us into compliance with our capital plan, which may lead to adverse consequences for our shareholders.

Pursuant to the terms of the Formal Agreement, we have submitted the required capital plan to the appropriate federal and state bank regulatory agencies, which have approved the plan. According to our capital plan, the sale of the minimum number of shares offered in this offering will provide an additional cushion of capital against potential future loan losses. If we are unable to raise the Minimum Offering Amount in this offering, we may need to seek alternative measures to increase our capital levels such as a private placement of common stock with a limited group of investors and/or disposing of additional branch offices. We may also have to merge into another financial institution or sell our assets and deposits to another financial institution, assuming that there are financial institutions that are interested. If these alternatives turn out unsuccessful and capital levels continue to decrease, the Bank’s primary federal regulator, the Federal Reserve, may close the Bank and place it in the receivership of the FDIC. The Bank’s receivership will result in the loss of shareholders’ investments in their entirety.

The private placement of common stock could further dilute the value of your common stock beyond the terms of this offering. Furthermore, if a merger or sale of assets and deposits occurs, it is likely that shareholders of the Company would receive consideration for their stock interests similar in valuation to that received by shareholders of distressed companies, which may be less than the book value of the Company. In addition, if there is a liquidation event after a sale transaction, shareholders of the Company may receive little or no value for their shares in connection with the liquidation event.

Difficult market conditions have adversely affected our industry and us.

Continued declines in the real estate market over the past year after the previous dramatic declines, with falling prices and increasing foreclosures, stubbornly high unemployment and under-employment, and the generally depressed economy have negatively impacted the credit performance of loans (particularly real estate related loans) and resulted in significant write-downs of asset values by financial institutions, including us (we discuss our real estate exposure below). These write-downs have caused many financial institutions to seek additional capital, to reduce or eliminate dividends, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced available funding to borrowers, including to other financial institutions. This market turmoil and tightening of credit and high levels of unemployment have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. The resulting economic pressure on consumers and retailers and lack of confidence in the financial markets adversely affect our business and results of operations. Continuing market depression or stagnation or the lack of material improvement in unemployment rates may reduce yet further consumer confidence levels and may cause additional adverse changes in payment patterns, causing increases in delinquencies and default rates generally and among consumers and commercial businesses specifically, which may negatively impact our charge-offs and provision for credit losses even more. In sum, worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the financial institutions industry.

We have a high concentration of loans secured by real estate and the downturn in the real estate market, should it deepen or be extended, could result in additional losses and materially and adversely affect our business, financial condition, results of operations and future prospects further.

A significant portion of our loan portfolio is dependent on real estate. In addition to the financial strength and cash flow characteristics of the borrower in each case, we often secure loans with real estate collateral. At March 31, 2012, approximately 86.41% of our loans had real estate as a primary or secondary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. As a result, the recession, particularly as it has affected the real estate market as discussed above, has impacted us very negatively. Further adverse changes in the economy affecting values of real estate generally or in our primary markets specifically could significantly impair the value of our collateral and result in further under-collateralization in our portfolio. In such a case, as discussed below, it would be likely that we would be required to increase our provision for loan losses beyond current provisions, which would negatively affect our results of operations and impact capital. Liquidation of collateral securing a loan to satisfy the debt during a period of reduced real estate values diminishes our ability to recover fully on defaulted loans by foreclosing and selling the real estate collateral and we would be more likely to suffer losses on defaulted loans. Future charge-offs are substantially dependent on economic factors. While we have been aggressively charging off nonperforming loans and would therefore expect charge-offs to decline over time, if the recovery continues to be slow or if another recession occurs, real estate market values and customers’ ability to repay may be further adversely affected. Although recent delinquency trends have shown some improvement, it is uncertain if this trend will continue. A majority of the larger credits in our current portfolio have been currently valued and exposures have been identified and charged-off accordingly. As part of our aggressive efforts, acquisition, development and construction loans have been closely scrutinized to determine potential exposures and charge-offs. We are not making these types of loans currently due to the risk of the construction market. Although we have reviewed the majority of these types of loans and obtained current appraisals, future deterioration of real estate values, in particular regarding out of market projects, could occur and result in future charge-offs in this category. These circumstances could further adversely affect our return to profitability and financial condition.

Additional provisions for our allowance for loan losses and charge-offs because of economic, regulatory or other circumstances may adversely affect our results of operations.

We maintain an allowance for loan losses that we believe is a reasonable estimate of known and inherent losses in our loan portfolio. Through a periodic review and analysis of the loan portfolio, management determines the amount of the allowance for loan losses by considering general market conditions, credit quality of the loan portfolio, the collateral supporting the loans and performance of our customers relative to their financial obligations with us. As discussed above, the amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates that may be beyond our control, and these losses may exceed our current estimates even though we made substantial increases in our loan loss reserve in 2009, 2010, 2011, and through March 31, 2012. In addition, because of the severity of the recent recession and its ongoing effects on our loan portfolio, it is more difficult for us to adequately identify and measure risk associated with establishing the allowance for loan losses because, among other things, historical factors are not as reliable as guidelines. Thus, the identification and measurement of risk in our loan portfolio depends on our ability to establish appropriate processes and credit culture for the difficult environment we are in. We cannot assure that we can achieve this. Although we believe the allowance for loan losses is a reasonable estimate of known and inherent losses in our loan portfolio, for the reasons discussed here, we cannot fully predict such losses or that our loan loss allowance will be adequate in the future. Excessive loan losses have a material impact on our financial performance. In light of these factors we may have to make additions to our loan loss reserve levels, which may affect our short-term earnings.

Also, Federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of our management. Any increase in the amount of our provision or loans charged-off as required by these regulatory agencies would also have a negative effect on our operating results and capital.

We currently have a high level of nonperforming assets which have negatively affected our recent financial performance. Should we continue to experience material increases or reclassifications in our nonperforming asset classes, management may need to consider a range of additional capital markets strategic alternatives.

Our nonperforming assets adversely affect our net income in various ways: we do not accrue interest on nonperforming loans, we must provide for probable loan losses through a current period charge to our provision for loan losses; non-interest expense increases when we write down the value of properties in our other owned real estate portfolio to reflect changing market values, there are legal fees associated with the resolution of problem assets, as well as carrying costs, and the resolution of nonperforming assets require the active involvement of management. If our nonperforming assets increase further, our losses could increase which could have a material adverse affect on our financial condition and results of operations.

We are taking aggressive measures to resolve our nonperforming loans which have resulted and may continue to result in charge-offs and increased OREO write-downs. We believe our enhanced identification of our nonperforming loans together with our aggressive resolution efforts reduce the likelihood that nonperforming loans will materially increase in the future. However, if the slow recovery from the recession continues, if another recession occurs, or, if other factors cause our nonperforming loans to increase materially, we are likely to have our operating results further depressed by the addition of the new nonperforming loans to our current level of nonperforming loans and to incur a higher level of charge-offs for the foreseeable future.

Our recent loss trend could continue resulting in lower regulatory capital ratios. Loan loss provisions, other real estate owned property valuation decreases, and deferred tax valuation decreases have been major contributors to the loss trends in recent periods. If economic conditions or real estate values decline, this could result in additional future losses negatively impacting capital.

As shown in the table below, as of March 31, 2012, the Bank was well capitalized under the regulatory framework for prompt corrective action and the Company fell below well capitalized and is currently adequately capitalized as a result of the continuation of some of these trends. Continuation of the negative trends could result in stricter regulatory enforcement mandating achieving minimum capital ratios and possible closure of the Bank.

			Minimum Capital Requirement		Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars are in thousands)	Actual Amount	Ratios	Amount	Ratio	Amount	Ratio
March 31, 2012
Total Capital to Risk Weighted Assets
The Company	43,623	9.02%	38,680	8%	n/a	n/a

The Bank	51,056	10.61%	38,507	8%	48,134	10%
Tier 1 Capital to Risk Weighted Assets
The Company	30,121	6.23%	19,340	4%	n/a	n/a
The Bank	44,891	9.33%	19,254	4%	28,880	6%
Tier 1 Capital to Average Assets
The Company	30,121	3.92%	30,749	4%	n/a	n/a
The Bank	44,891	5.83%	30,790	4%	38,488	5%
December 31, 2011
Total Capital to Risk Weighted Assets
The Company	45,856	9.15%	40,104	8%	n/a	n/a
The Bank	53,070	10.56%	40,189	8%	50,236	10%
Tier 1 Capital to Risk Weighted Assets
The Company	32,941	6.57%	20,052	4%	n/a	n/a
The Bank	46,641	9.28%	20,095	4%	30,142	6%
Tier 1 Capital to Average Assets
The Company	33,461	4.23%	31,658	4%	n/a	n/a
The Bank	46,641	5.99%	31,160	4%	38,950	5%

In January 2011 we completed a “stress test” on our loan portfolio conducted by a third party. The credit losses reflected in the stress test (together with the credit losses realized in the year ending December 31, 2011), do not cause the Bank to fall below the “well-capitalized” level within the regulatory capital classifications. However, because the actual loan loss experience has been consistent with the High Level scenario of the stress test, the Company fell below well-capitalized status as of March 31, 2012. Once the Conversion Shares are issued, the Company believes it will return to well-capitalized status.

We employed a third party to conduct an independent assessment of the level of risk within the Bank’s credit portfolio, or a “stress test.” We received the stress test results in January 2011. The stress test forecasted potential credit losses for three scenarios over a two year period: Low, Medium and High. Stress tests involve complicated analyses and economic and other projections and assumptions which can render conclusions which are materially different from actual results. There can be no assurance, therefore, that the results of the stress test accurately predict the actual credit losses that the Bank may incur or the effects of such losses on the Bank’s capital. Together with the credit losses realized in the year ending December 31, 2011, the credit losses reflected in the stress test, even at the High Level, do not cause the Bank to fall below the “well-capitalized” level within the regulatory capital classifications. However, because the actual loan loss experience has been consistent with the High Level scenario of the stress test and, as a result, the Company (but not the Bank) fell below well-capitalized status as of March 31, 2012. Once the Conversion Shares are issued, we believe the Company will return to well-capitalized status and be able to absorb loan losses at the High Level of the stress test without falling below well-capitalized status. Because the results of the stress test may not accurately predict actual credit losses or their effects on our capital going forward, even if this offering is fully-subscribed, the additional capital from the offering may not prevent us from falling below the “well-capitalized” level. In such a case, we might not be able to raise additional funds. Even if we were able to obtain additional capital, the sale of more common stock or other securities would further dilute your ownership and may be at a price lower than the price at which we are selling shares in this offering.

Our business is subject to various global events that could adversely impact our results of operations and financial condition.

Regardless of the current recession, global events can hurt our national economic recovery and, in turn, our business. Our business can be directly affected by foreign political and market conditions, events outside our country, such as wars, terrorist events, and natural disasters, that may have a significant impact on the United States, all of which are beyond our control. Globalization links the U.S. economy to those of the rest of the world; particularly, Europe and Asia. Economic downturns in those markets such as a recession in Europe, China or India, the potential break up of the Euro zone, the sovereign debt crisis, significant deterioration in the condition of European banks and similar events can dramatically affect us. Adverse events could result in the following consequences intensifying, any of which could hurt our business materially:

•	loan delinquencies may increase further;

•	problem assets and foreclosures may increase further;

•	demand for our products and services may decline further; and,

•

collateral for loans made by us may decline in value further, in turn reducing a client’s borrowing power, and reducing the value of assets and collateral associated with our loans held for investment.

Although our market area is somewhat economically diverse, we are not immune to the effects of matters that affect our national economy.

We may be adversely affected by economic conditions in our markets.

Our banking operations are located primarily in the Tri-State Area. Because our lending is concentrated in this market, we will be affected by the general economic conditions in the area regardless of the status of the national economy. Changes in the local economy may influence the growth rate of our loans and deposits, the quality of the loan portfolio and loan and deposit pricing. We believe we have made changes to enhance our ability to reduce the effects of economic downturns in our market on future lending but there can be no assurance of this. Significant further decline in general economic conditions in our market caused by inflation, recession, unemployment or other factors beyond our control would have an additional impact on the demand for banking products and services generally, which could negatively affect our financial condition and performance and are beyond our control. Although our market area is somewhat economically diverse, in certain areas the local economies are more reliant upon agriculture and coal mining. To the extent an economic downturn disproportionately affects these two industries, the above-described negative effects could be exacerbated. Through loan participations we acquired, we also have lending exposure in the Coastal Carolina market which has been particularly impacted by the real estate recession. Although we do not intend to take on further business in this market, additional market declines could adversely affect us further.

We face strong competition from other financial institutions, financial service companies and other organizations offering services similar to those offered by us and our subsidiaries, which could hurt our business.

Our business operations are centered primarily in the Tri-State Area. Many competitors offer the types of loans and banking services that we offer. These competitors include savings associations, national banks, regional banks and other community banks. Increased competition within this region may result in reduced loan originations and deposits irrespective of the recovery in the economy. Ultimately, we may not be able to compete successfully against current and future competitors. We also face competition from many other types of financial institutions, including finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. These competitors include major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and to mount extensive promotional and advertising campaigns.

Additionally, banks and other financial institutions with larger capitalization and financial intermediaries have larger lending limits and are thereby able to serve the credit needs of larger clients. These institutions, particularly to the extent they are more diversified than us, may be able to offer the same loan products and services that we offer at more competitive rates and prices. If we are unable to attract and retain banking clients, we may be unable to resume the Bank’s loan and deposit growth when circumstances permit and our business, financial condition and prospects may be negatively affected even if we are successful in addressing our credit related and regulatory issues.

Also, many competitors may be in a stronger competitive position because they are not subject to the same regulatory restrictions as we are and do not have the same level of asset quality issues.

Our prior growth may increase the risk of credit defaults in the future, which would adversely affect our financial condition and results of operation.

The historical growth in our loan portfolio, including past expansions into new markets and the participation in loans outside our markets, increase credit risk. Rapidly growing loan portfolios are, by their nature, less seasoned and may be more adversely affected by the economic recession. Also, estimating loan loss allowances in this type of portfolio is more difficult, and may be more susceptible to changes in estimates, and to losses exceeding estimates, than more seasoned portfolios. In addition, some of our loan participations are in markets more severely affected by the recession. Because of these factors and the slow economic recovery, the current level of delinquencies and defaults may not be representative of the level that will prevail, which may be significantly higher than current levels. As discussed above, a higher rate of delinquencies or defaults on loans than currently anticipated could cause us to increase our provision for loan losses and otherwise negatively affect our financial condition, results of operations and financial prospects.

Liquidity is important to financial institutions, and our financial condition as well as regulatory actions could adversely affect us in this respect.

The ability of a financial institution to make loans, return funds to our depositors as required, and to meet our funding commitments depends to a large measure on a stable deposit base and access to other sources for borrowing such as advances from the Federal Home Loan Bank of Atlanta, overnight federal funds, repurchase agreements and other credit sources. The market factors discussed above, our performance in the difficult economic environment and the actions of regulatory authorities in response to these conditions, such as the Formal Agreement, and including the current regulatory prohibition on the payment of dividends and incurrence of debt, have resulted and may result in further diminished access by us to these liquidity sources, in turn affecting our ability to fund our business.

Recent levels of market volatility were unprecedented and could return.

In recent years, the capital and credit markets have experienced unusually high levels of volatility and disruption, although this appears recently to have stabilized somewhat. In 2008, the volatility and disruption reached unprecedented levels. The markets produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength although it was particularly difficult for issuers lacking underlying financial strength. If these levels of market disruption and volatility return, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access additional capital, on dilution to our then existing shareholders if we require additional capital, and on our business, financial condition and results of operations.

We rely heavily on our management team and the unexpected loss of any of those personnel could adversely affect our operations.

We are a customer-focused and relationship-driven organization, and we expect to remain such. But, as we now rely less than before on character and collateral-based lending, we must infuse new credit related policies throughout the organization. This requires the leadership of our senior management team. In addition, the economic recession and associated enhanced regulatory oversight require a management team with dedication and experience to work through the issues we face as a result. We do not have employment agreements with our key employees and this could increase the chance of losing some key employees. However, even if we did have such agreements this would not necessarily assure that we will be able to continue to retain the services of our key employees. The unexpected loss of any of our key employees could have a material adverse effect on our business and possibly result in reduced revenues and earnings and a reduced ability to deliver desired changes in our organization.

We depend on our ability to attract key personnel as we adjust to a changing banking environment and the way we do business.

The economic and regulatory factors we have pointed out and the resulting changes in our policies and culture also may necessitate the hiring of employees having additional expertise particularly in respect to identifying and addressing credit matters affected by the recession and our previous growth and policy changes. We may be unable to attract these persons under existing circumstances and this could impair our ability to satisfy regulatory requirements and restore our earnings to more traditional levels.

We have two trust preferred issues outstanding. We have suspended our payments on these securities to preserve capital and liquidity and comply with the Formal Agreement.

In 2004, we issued $11.3 million in floating rate trust preferred securities offered by NPB Capital Trust I, a wholly owned subsidiary. These securities have a floating rate of three month LIBOR plus 260 basis points which resets quarterly. The current rate at March 31, 2012 is 3.17%. In 2006, we issued an additional $5.2 million in floating rate trust preferred securities offered by NPB Capital Trust 2, a wholly owned subsidiary. Those securities have a floating rate of three month LIBOR plus 177 basis points which resets quarterly. The current rate at December 31, 2011 is 2.34%. These securities mature in 30 years and are redeemable in whole or part, at our option after five years. To preserve capital and liquidity at the Bank, in October 2009, the Federal Reserve prohibited dividends from the Bank to the Company and directed the Company to suspend payments on the trust preferred securities. The current Formal Agreement contains similar dividend prohibitions. We are permitted to defer principal and interest payments on the trust preferred securities for up to five years without causing a default. We believe we will be able to resume principal and interest payments within this window. But if we cannot, we would probably not be able to repay the amounts owed on these securities upon acceleration of their maturity and this could cause a loss of your investment.

The soundness of other financial institutions could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. We have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial industry. Defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions which could affect us. Many of these transactions expose us to credit risk in the event of default of our counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the financial instrument exposure due us. There is no assurance that any such losses would not materially and adversely affect our results of operations.

Changes in interest rates could have an adverse effect on our income, particularly if we have a period of sustained higher interest rates.

Our profitability depends to a large extent upon our net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Our net interest income will be adversely affected if market interest rates change so that the interest we pay on deposits and borrowings increases faster than the interest we earn on loans and investments. Changes in interest rates also affect the value of our loans. An increase in interest rates could adversely affect borrowers’ ability to pay the principal or interest on existing loans or reduce their desire to borrow more money. This may lead to an increase in our nonperforming assets or a decrease in loan originations, either of which could have a material and negative effect on our results of operations. Interest rates are highly sensitive to many factors that are partly or completely outside of our control, including governmental monetary policies, domestic and international economic and political conditions and general economic conditions such as inflation, recession, unemployment and money supply. Fluctuations in market interest rates are neither predictable nor controllable and may have a material and negative effect on our business, financial condition and results of operations.

We may not be able to raise additional capital on terms favorable to us or at all.

Changes in capital requirements arising from increased capital ratios imposed by regulatory authorities either upon the banking industry generally or upon us specifically due to asset quality or other factors may require us to raise additional capital beyond the proceeds from this offering. As well, we may need additional capital to support our business or to repay our obligations such as the trust preferred securities referred to above. We may not be able to raise additional funds through the issuance of more common stock or other securities. Even if we are able to obtain additional capital, the sale of more common stock or other securities could significantly dilute your ownership and may be at prices lower than the price at which we are selling the shares in this offering.

Our reputation as a safe and sound financial institution is an important factor in our success and could be damaged by circumstances some of which we do not control.

We, like all financial institutions, have an important stake in our good reputation among customers, investors and other constituencies. Damage to our reputation can occur under many circumstances. Some of these we can control and some, like litigation or regulatory actions, we cannot fully control. Should any such circumstances arise our business could be adversely affected to the extent our reputation is negatively impacted. In this respect, in 2007 our former CEO and a Senior Vice President, without authority, engaged a third party to act as a middleman to buy stock from some of the shareholders who had expressed an interest in selling and to sell that stock to a purchaser who had expressed an interest in buying our stock. Some of the stock was purchased by the middleman at a price less than that paid by the buyer. Subsequently, both employees were terminated and we reimbursed the selling shareholders who did not receive the highest price paid by the buyer for the difference. Our former CEO and Senior Vice President have pled guilty to conspiring to commit insider trading and money laundering. After concluding our investigation, we acted to protect our shareholders and our reputation in the community, but events like these can adversely affect our standing and ultimately our business.

Regulatory oversight limits our ability to grow our business and requires us to focus on protection of depositors even if it disadvantages our shareholders.

We are subject to extensive supervision by several governmental regulatory agencies at the federal and state levels. These agencies examine financial and bank holding companies and commercial banks, establish capital and other financial requirements and approve new branches, acquisitions or other changes of control. As a financial institution our ability to establish new banks or branches or make acquisitions is conditioned on receiving required regulatory approvals from the applicable regulators. However, we are subject to even tighter regulatory scrutiny by virtue of the Formal Agreement. While the Formal Agreement is in force we are not likely to be approved for any expansion and we are not likely to seek such approval given our focus on asset quality and credit related issues. In addition, regulatory examination standards—particularly in respect to loans—and capital requirements have been enhanced as a result of the severe economic downturn. This regulatory oversight is intended to protect depositors and not necessarily shareholders. Failure to comply with laws, regulations, policies or standards could result in sanctions by regulatory agencies, civil money penalties and damage to our reputation, which could have a material adverse effect on our business, financial condition and results of operation.

The Bank’s ability to pay dividends and make other payments to the Company is subject to regulatory restrictions. The Company also is restricted from taking on new debt. These restrictions impact the Company’s ability to service obligations and meet operating expenses.

The Company is a separate legal entity from the Bank and our other subsidiaries and the Company does not have significant operations of its own. The Company depends on the Bank’s cash and liquidity as well as dividends paid by it to pay its operating expenses and other obligations. The Formal Agreement imposed restrictions which prevent the Bank from paying dividends or otherwise making payments to the Company which would reduce the Bank’s capital. This adversely impacts the Company because these dividends and payments were a major source of the Company’s income. Consequently, the inability to receive dividends and payments from the Bank adversely affects our financial condition and cash flows. Similarly, the Formal Agreement prevents the Company from taking on new debt without prior regulatory approval. While the bank regulators did approve four new loans in the fourth quarter of 2010 and first quarter of 2011 by two of our directors to enable the Company to meet current obligations and to retire the $4.9 million the Company owed on the Silverton line of credit, there is no assurance that such regulatory approvals will be obtainable in the future should they be needed.

The financial services industry is subject to extensive regulation, which is undergoing major changes.

The financial services industry is subject to extensive regulation, which is undergoing major changes. As a financial services firm, we are subject to financial services laws, regulations, corporate governance requirements, administrative actions and policies in each location in which we operate. In 2009, as many emergency government programs slowed or wound down, global regulatory and legislative focus generally moved to a second phase of broader reform and a restructuring of financial institution regulation. The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law by President Obama on July 21, 2010. The Dodd-Frank Act enacts a major overhaul of the current financial institution regulatory system. Compliance with the changes in applicable regulation as a result of the Dodd-Frank Act could materially impact the profitability of our business, the value of assets we hold or the collateral available for our loans, require changes to business practices or force us to discontinue businesses and expose us to additional costs, taxes, liabilities, enforcement actions and reputational risk. Such changes could also result in us becoming subject to stricter capital requirements and leverage limits, and could also affect the scope, coverage, or calculation of capital, all of which could require us to reduce business levels or to raise capital, including in ways that may adversely impact our customers and shareholders.

Because of stresses on the FDIC’s Deposit Insurance Fund, the FDIC has recently imposed, and could impose in the future, additional assessments on the banking industry.

The current financial crisis has caused the FDIC’s Deposit Insurance Fund (“DIF”) to fall below required minimums. Because the FDIC replenishes the DIF through assessments on the banking industry, we anticipate that the FDIC will likely maintain relatively high deposit insurance premiums for the foreseeable future. In 2009 the FDIC imposed a special deposit insurance assessment on the banking industry, and there can be no assurance that it will not do so again. It also required banking organizations to “pre-pay” deposit insurance premiums in order to replenish the liquid assets of the DIF, and may impose similar requirements in the future. High deposit insurance premiums and special deposit insurance assessments will adversely affect our profitability.

Monetary policy and other economic factors could adversely affect the Bank’s profitability.

Changes in governmental economic and monetary policies, the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) and banking and credit regulations, as well as such other factors as national, state and local economic growth rates, employment rates and population trends, will affect the demand for loans and the ability of the Bank and other banks to attract deposits. The foregoing monetary and economic factors, and the need to pay rates sufficient to attract deposits, may adversely affect our ability to maintain an interest margin sufficient to result in operating profits.

The Emergency Economic Stabilization Act of 2008 and American Recovery and Reinvestment Act of 2009 may not stabilize the United States financial system.

The capital and credit markets have been experiencing volatility and disruption for more than two years, and in some cases the volatility and disruption has reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength.

In response to financial conditions affecting the banking system and financial markets and the potential threats to the solvency of investment banks and other financial institutions, the United States government has taken unprecedented actions. On October 3, 2008, the Emergency Economic Stabilization Act of 2008 was enacted. The primary purpose of the law was to provide relief to the United States economy by giving the United States government the authority to develop programs to increase the supply of credit to the United States economy and to generally stabilize economic conditions. A number of programs were developed under the law, including TARP and the related Capital Purchase Program. In order to continue stabilizing the economy and in an effort to encourage economic growth, President Obama signed into law the American Recovery and Reinvestment Act of 2009 on February 17, 2009. This act has several provisions designed to stimulate the economy, and also contains provisions modifying or expanding upon the Emergency Economic Stabilization Act of 2008.

TARP and the related Capital Purchase Program are winding down and many financial institutions that participated in the Capital Purchase Program have repaid their borrowed Capital Purchase Program funds to the Treasury, but many (particularly community banks) have not. So-called TARP banks entering the market in the near future to obtain capital to repay the Capital Purchase Program fund may increase the cost of available capital to us should we also need to obtain capital at the same time even though we did not participate in the TARP program. We also do not know what actual impact the laws and this wind-down will have on the financial markets, including the extreme levels of volatility and limited credit availability currently being experienced. The failure of the laws to help stabilize or stimulate the financial markets and a continuation or worsening of current financial market conditions could materially adversely affect our business, financial condition, results of operations and prospects.

In addition, the Obama Administration issued a white paper, “Financial Regulatory Reform—A New Foundation: Rebuilding Financial Supervision and Regulation,” that provides recommendations for overhauling the nation’s financial regulatory system in the wake of the global financial crisis. The plan urged Congress and regulators to adopt sweeping changes to financial sector regulation and oversight, dramatically increasing the federal government’s role in nearly every aspect of the financial markets. As discussed above, the Dodd-Frank Act enacts a major overhaul of the current financial institution regulatory system although many of the implementing regulations have yet to be finalized. There can be no assurance that the Dodd-Frank Act or any other future legislative or regulatory initiatives will be successful at improving economic conditions globally, nationally or in our markets, or that the measures adopted will not have adverse consequences, including resulting in additional restrictions, oversight or costs that may have an adverse effect on our business, financial condition, results of operations and prospects.

Failure to maintain effective systems of internal and disclosure control could have a material adverse effect on our results of operation and financial condition.

Effective internal and disclosure controls are necessary for us to provide reliable financial reports and effectively prevent fraud and to operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. As part of our ongoing monitoring of internal control, we may discover material weaknesses or significant deficiencies in our internal control as defined under standards adopted by the Public Company Accounting Oversight Board (“ PCAOB”), that require remediation. Under the PCAOB standards, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. Even so, we are continuing to work to improve our internal controls. We cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to maintain effective controls or to timely effect any necessary improvement of our internal and disclosure controls could, among other things, result in losses from fraud or error, harm our reputation or cause investors to lose confidence in our reported financial information, all of which could have a material adverse effect on our results of operation and financial condition.

Our information systems may experience an interruption or security breach.

We rely heavily on communications and information systems to conduct our business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in our internet banking, deposit, loan and other systems. While we have policies and procedures designed to prevent or limit the effect of the possible failure, interruption or security breach of our information systems, there can be no assurance that any such failure, interruption or security breach will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failure, interruption or security breach of our communications and information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny or expose us to civil litigation and possible financial liability.

Factors Related to the Offering and Ownership of Common Stock and Warrants

There are substantial limits on your ability to resell the shares because there is no established market for, and only limited trading in, our common stock. You may not be able to sell your shares quickly or easily.

Our stock is not listed on a national exchange at this time, although our common stock is quoted on the OTCBB Pink Sheets under the symbol “NWPP”. We can give no assurance that our common stock will ever be listed on NASDAQ or anywhere else. Investors should be aware that they may be required to bear the financial risks of this investment for an indefinite period of time. We cannot assure you that you will be able to sell your shares of common stock should you need to liquidate your investment. Before purchasing you should consider the limited trading market for the shares and be financially prepared and able to hold your shares for an indefinite period.

The shares and warrants are not a deposit account and are not insured.

The shares and warrants do not constitute bank deposit accounts and are not insured or guaranteed by the FDIC or by any other governmental agency.

Even if the Maximum Offering Amount is subscribed, we cannot assure you that this offering will provide enough capital for us to maintain a “well-capitalized” regulatory capital classification at the Bank level or fully fund our operations in the near-, mid- or long-term.

Our ability to maintain our “well-capitalized” regulatory capital classification at the Bank level is dependent on a number of factors, such as asset quality and earnings, and some of these are affected by events beyond our control. Deterioration in any of these factors could cause us to lose this classification and require us to attempt to obtain additional capital even if we receive subscriptions for the Maximum Offering Amount in this offering.

You cannot revoke your subscription for any reason.

You may not revoke or change your decision to purchase shares in this offering after you submit your subscription to us, including eligible shareholders who have exercised their subscription rights. We have no obligation to allow shareholders or investors to rescind, modify, or reconsider submitted subscriptions for any reason, including materially adverse changes in our business, results of operations, or financial condition subsequent to subscription.

You are required to pay for your subscriptions when you subscribe. If we fail to sell the Minimum Offering Amount, it may be some time before your subscription payment is returned to you and no interest will be paid.

We may not be able to sell the Minimum Offering Amount even if we extend the offering past October 15, 2012. In that event, your subscription payment, which is held in escrow, will be returned to you but you will receive your money back without interest only when the offering is terminated or expires, which could be as late as December 31, 2012.

The future price of the shares of common stock may be less than the $1.50 subscription price per share in the offering.

If you purchase shares in the rights offering or public offering, you may not be able to sell the shares later at or above the purchase price per share in the offering allocable to each share of common stock. The actual market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our costs of doing business, operating results and cash flow, the nature and content of our earnings releases and our competitors’ earnings releases, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for other financial stocks, changes in capital markets that affect the perceived availability of capital to companies in our industry, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as downturns in our economy and recessions.

Once you subscribe, you may not revoke your subscription. If you subscribe and, afterwards, the public trading market price of our shares of common stock decreases below the subscription price, you will have committed to buying the shares, exclusive of the value of the warrants at a price above the prevailing market price of our shares of common stock and may have an immediate unrealized loss. We cannot assure you that the market price of our shares of common stock will not decline after you subscribe. Moreover, we cannot assure you that following the acquisition of shares in the offering you will be able to sell your common stock at a price equal to or greater than the subscription price.

The subscription price of the shares in this offering has been determined by our board of directors and does not necessarily represent the price at which a buyer can be found for the shares now or in the future.

Our board of directors (excluding directors Keene and White who will receive the Conversion Shares) determined the subscription price after considering a number of factors, including: the need to offer the shares at a price that would be attractive to investors, historical and current trading prices for our common stock, general conditions in the financial services industry, the need for capital, and alternatives available to us for raising capital, potential market conditions, and the receipt of a fairness opinion of S&S delivered on March 19, 2012. In conjunction with its review of these factors, the board of directors also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, our current financial condition and regulatory status and a range of discounts to market value represented by the subscription prices in prior offerings of other financial institutions.

We retained S&S to provide financial advisory services in connection with the offering, including the rendering of a fairness opinion to our board of directors. S&S delivered its fairness opinion to our board of directors on March 19, 2012. As part of its analysis, S&S, among other things, reviewed certain business, financial and other information regarding us and our prospects that were furnished to S&S by us, reviewed the publicly reported historical price and trading activity for our common stock, compared the business, financial and other information regarding us with similar information concerning certain other comparable companies, compared the proposed financial terms of the offering with the financial terms of various other offerings of financial institutions in recent years, reviewed the pro forma financial impact of the offering, and considered other information such as financial studies, analyses and investigations as well as financial, economic and market criteria that S&S deemed relevant. In addition, S&S had discussions with management and other representatives and advisors concerning our business, financial condition, results of operations and forecast. In rendering its opinion to our board of directors, S&S stated that, as of the date of the opinion, the consideration to be received by us for each share was fair, from a financial point of view, to us and the subscription price was fair, from a financial point of view, to our shareholders.

As a result, the subscription price is not necessarily a reflection of the market price at which our common stock may sell after the offering or of any intrinsic or fair value of our common stock.

The fairness opinion is not a recommendation to the Company, shareholders, or investors.

The fairness opinion is largely based on data, assumptions, and projections about our business and current and future financial condition, results of operations, asset quality, and business prospects provided by us to S&S. Any inaccuracy or incompleteness in our data, assumptions, and projections provided to S&S could have affected the opinions expressed by S&S in the fairness opinion, including the opinions that the consideration to be received by us in the offering was fair, from a financial point of view, to the Company, and that the subscription price was fair, from a financial point of view, to the shareholders (other than directors Keene and White).

Banking is a highly regulated industry and bank regulators are granted broad discretionary powers that could negatively affect an investment in the shares.

Banking regulators have broad and largely discretionary powers over regulated financial institutions, including us. Regulatory powers over financial institutions extend to, without limitation, matters relating to capital investment and corporate governance that, at less regulated entities, usually are at the discretion of boards of directors or subject to shareholder approval. These matters include, among other things, whether and when to raise capital, limitations on dividends and distributions and removal of officers and directors. The highly regulated nature of the banking industry could negatively affect an investment in the shares.

In addition, any or all of our investors may be required, in connection with applications for regulatory approvals filed by us with bank supervisory agencies and other regulatory authorities, to provide such information as may be requested by such agencies and authorities, including, without limitation, information about such investor, its business and activities, its principal officers, its shareholders and investors, its financial performance and condition and information relating to its investment in us, including its source of funds, and information relating to certain other investments.

Our directors and officers have significant voting power and could have the ability to influence shareholder actions in a manner that may be adverse to your personal investment objectives.

Our directors and executive officers currently own directly and beneficially 9.90% of our outstanding shares (on a fully-diluted basis). Immediately following the offering, we expect our directors and executive officers will beneficially own approximately 6,384,964 shares, or 20.81%, of our common stock beneficially owned assuming the Maximum Offering Amount and including 186,943 vested stock options granted, 859,995 stock warrants and approximately 30.10%, of our common stock beneficially owned assuming the Minimum Offering Amount and including the 186,943 vested stock options granted, and 895,972 stock warrants.

Because of the percentage of stock held by our directors and executive officers, these persons could influence the outcome of any matter submitted to a vote of our shareholders. The interests of our directors and executive officers may not align precisely with your interest as a holder of our common stock. Due to their significant ownership interests, our directors and executive officers will be able to exercise significant control over our management and affairs. For example, our directors and executive officers may be able to influence the outcome of director elections or block significant transactions, such as a merger or acquisition, or any other matter that might otherwise be approved by the shareholders.

If the offering is consummated, your relative ownership interest may experience significant dilution.

To the extent that you do not exercise your subscription rights, and other shareholders exercise their subscription rights or acquire shares in the public offering, the percentage that your original shares of common stock represent of our expanded equity will be substantially diluted. You can minimize your dilution by fully exercising your subscription rights and by participating in the public offering. However, you are unlikely to be able to avoid some dilution due to the effect of issuing the Conversion Shares. Please refer to “Directors and Officers Participation in the Offering” beginning on page __.

Completion of the offering is subject to us selling a minimum of 6,666,667 shares.

Completion of this offering is subject to us selling a minimum of 6,666,667 shares, but we will issue the Conversion Shares regardless of whether we reach this minimum.

Our management will have discretion in allocating the proceeds from this offering.

We will have broad discretion over the use of the net proceeds of this offering. We are conducting the offering to increase our equity capital and improve our capital ratios to strengthen our balance sheet as we continue to resolve and manage our elevated levels of nonperforming assets. Our capital position has been impacted by increases in our provision for loan losses and write downs of our other real estate owned portfolio due to the economic downturn and deteriorating real estate market conditions. As a result, we have reported a cumulative net loss of $21.7 million over the three years ended December 31, 2011, and $24.2 million through March 31, 2012. All of our capital ratios currently meet the minimum regulatory capital requirements necessary for us to be considered a “well capitalized” financial institution, although our regulators encourage higher levels. Capitalization of any company is of critical importance, especially during difficult times. We believe that capital requirements may increase in the future due to financial reform legislation. In addition, we are currently operating under the Formal Agreement with the Federal Reserve and the Virginia Bureau. We believe we have made progress in our compliance efforts under the Formal Agreement, and we believe all of the written plans required to date, as discussed in the following paragraph, have been submitted on a timely basis.

Under the terms of the Formal Agreement, the Bank agreed to develop and submit for approval within specified time periods written plans addressing a number of operational and managerial aspects of the Bank and the Company and the Bank agreed to develop and submit a written plan to maintain sufficient capital at New Peoples Bankshares, on a consolidated basis, and the Bank, on a stand-alone basis. For more details, please see “Prospectus Summary—Supervisory Actions.” We expect to use the net proceeds of this offering to increase the Bank’s equity capital, to serve as a buffer for any possible future degradation in the Bank’s loan or asset portfolios, and for general corporate uses. See “Use of Proceeds.”

Our board of directors has chosen to include a rights offering as part of the offering to allow existing shareholders the opportunity to purchase additional shares of our common stock based on their pro rata ownership percentage, while giving existing shareholders the opportunity to limit their ownership dilution from a sale of common stock to other shareholders or other investors in the public offering and the issuance of the Conversion Shares.

You should not anticipate or expect the payment of cash dividends on our common stock.

We do not intend to pay cash dividends on our common stock in the foreseeable future. New Peoples Bankshares is a separate and distinct legal entity from New Peoples Bank. We currently intend to retain future earnings to support the growth of our business because our business currently is limited to owning all of the outstanding shares of capital stock of the Bank. Our payment of dividends on the common stock generally will be funded only from dividends received from the Bank. In addition, the payment of dividends may be made only if we and the Bank are in compliance with certain regulatory requirements governing the payment of dividends. Presently, under the Formal Agreement we are prohibited from paying dividends in order to preserve our capital and help insure we can provide financial support to New Peoples Bank.

The subscription rights and warrants cannot be transferred or assigned.

The subscription rights and warrants are not transferable or assignable except by operation of law. Conversion of the warrants into shares of our common stock and the sale of those shares of common stock is the only way for you to liquidate your investment in any warrants you acquire in the offering. If you convert your warrants into common stock, you may be unable to sell the shares of common stock issuable upon such conversion at a price equal to or greater than the conversion price.

We may terminate the offering and return your subscription payments without interest.

We may in our sole discretion decide not to continue with the offering or to terminate the offering at any time. This decision could be based on many factors, including market conditions. We currently have no intention to terminate the offering, but are reserving the right to do so. If we elect to cancel or terminate the offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest or deduction, any subscription payments the subscription agent received from you.

The offering may cause the price of our common stock to decrease.

The number of shares of common stock that will be issuable if this offering is fully-subscribed, together with the Conversion Shares and any shares of common stock issuable upon the exercise of warrants, may result in an immediate decrease in the market value of our common stock. This decrease may continue after the completion of this offering. If that occurs, you may be unable to profitably sell your common stock. Further, if a substantial number of shares of common stock are issued, and if the holders of the common stock in this offering choose to sell some or all of those shares, the resulting sales could depress the market price of our common stock. There is no assurance that following the offering you will be able to sell your common stock at a price equal to or greater than the subscription price.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We may decide to access the capital markets again in the future for a number of reasons. These include the need for capital to meet our obligations such as to repay our trust preferred securities, to maintain our “well- capitalized” regulatory capital classification due to loan losses or other factors, to support strategic or additional growth opportunities or to meet regulatory requirements. We are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any substantially similar securities. The market price of our common stock could decline as a result of sales of shares of common stock or similar securities in the market made after this offering or the perception that such sales could occur.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights may be rejected.

Eligible shareholders who desire to purchase shares of common stock in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent before 5 p.m., Eastern Time, on [August 15,] 2012, the expiration date of the rights offering, unless the exercise period is extended by us. If you are a beneficial owner of shares of common stock, you must act promptly to ensure that your broker, bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. We will not be responsible if your broker, bank or other nominee fails to ensure that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise is valid and effective.

The receipt of subscription rights may be treated as a taxable distribution to you.

We believe that the distribution of the subscription rights in this offering and the issuance of the warrants should be non-taxable distributions under Section 305(a) of the Internal Revenue Code. This conclusion, however, is not binding on the Internal Revenue Service, or the courts. For example, if this offering is part of a “disproportionate distribution” under Section 305 of the Internal Revenue Code, your receipt of subscription rights in this offering may be treated as the receipt of a taxable distribution to you equal to the fair market value of the subscription rights. Any such distribution would be treated as dividend income to the extent of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. Each holder of common stock is urged to consult his, her or its own tax advisor with respect to the particular tax consequences of this offering. See, “Certain U.S. Federal Income Tax Consequences.”

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following consolidated summary sets forth our selected financial data for the periods and at the dates indicated. The selected financial data have been derived from our audited financial statements for each of the last five years ended December 31, 2011, 2010, 2009, 2008 and 2007, and from our unaudited financial statements for each of the quarters ended March 31, 2012 and 2011. Interim results for the three months ended March 31, 2012 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ended December 31, 2012 or any other period. You should read the detailed financial information and the financial statements included elsewhere and in our 2011 Form 10-K and March 31, 2012 Form 10-Q, including our detailed Management’s Discussion and Analysis and Results of Operation, incorporated into this prospectus by reference.

(Dollars in thousands and shares in whole numbers)	At and for the quarters ended March 31: (Unaudited)		At and for the years ended December 31: (Audited)
	2012	2011	2011	2010	2009	2008	2007
Balance Sheet
Total Assets	$768,447	$864,665	$780,384	$852,627	$857,910	$807,898	$765,951
Gross Loans	573,752	683,025	597,816	707,794	763,570	721,174	682,260
Allowance for Loan Losses	(18,031)	(19,660)	(18,380)	(25,014)	(18,588)	(6,904)	(6,620)
Other Real Estate Owned	15,009	13,553	15,092	12,346	5,643	2,496	2,051
Deposits	699,085	782,411	708,315	766,080	760,714	705,688	657,033
Total Borrowings	39,629	40,829	39,929	45,829	46,779	47,991	58,930
Shareholders’ Equity	26,170	38,086	28,873	37,523	46,619	50,323	45,249

Summary of Operations
Interest Income	$9,022	$10,984	$41,769	$48,028	$50,378	$52,317	$51,447
Interest Expense	1,897	2,814	9,606	13,898	18,563	23,095	25,738

Net Interest Income	7,125	8,170	32,163	34,130	31,815	29,222	25,709

Provision for Loan Losses	1,950	1,145	7,959	22,328	12,841	1,500	3,840
Noninterest Income	1,467	1,311	5,524	5,934	5,449	5,550	4,651
Noninterest Expense	8,987	7,613	39,422	31,894	29,847	26,619	23,674

Net Income before Taxes	(2,345)	723	(9,694)	(14,158)	(5,424)	6,653	2,846
Income Tax Expense (Benefit)	190	174	(784)	(5,093)	(1,738)	1,916	(24)

Net Income (Loss)	$(2,535)	$549	$(8,910)	$(9,065)	$(3,686)	$4,737	$2,870

Per Share Data
Book Value	$2.61	$3.83	$2.88	$3.75	$4.66	$5.03	$4.54
Tangible Book Value	2.60	3.40	2.87	3.31	4.21	4.56	4.06
Net Income (Loss), Basic	(0.25)	0.05	(0.89)	(0.91)	(0.37)	0.47	0.29
Net Income (Loss), Diluted	(0.25)	0.05	(0.89)	(0.91)	(0.37)	0.46	0.28
Basic Shares Outstanding	10,010,178	10,010,178	10,010,178	10,009,468	10,008,943	9,980,348	9,957,949
Diluted Shares Outstanding	10,010,178	10,010,178	10,010,178	10,009,468	10,008,943	10,234,909	10,371,577

Profitability
Return (Loss) on Average Assets	(1.32%)	(1.96%)	(1.07%)	(1.05%)	(0.44%)	0.61%	0.42%
Return (Loss) on Average Equity	(36.09%)	(39.76%)	(24.35%)	(19.60%)	(7.37%)	9.98%	6.60%
Net Interest Margin (1)	4.15%	4.12%	4.29%	4.35%	4.14%	4.13%	4.11%
Efficiency Ratio	105.06%	86.16%	104.63%	79.28%	80.10%	76.55%	77.98%

Liquidity Ratios
Total Loans to Deposits	82.07%	87.30%	84.40%	92.39%	100.38%	102.19%	103.84%
Noninterest Bearing Deposits to Total Deposits	16.14%	13.14%	15.48%	11.46%	11.61%	13.53%	12.74%
Nonbrokered Deposits to Total Deposits	99.61%	97.47%	98.46%	97.41%	96.68%	98.96%	100.00%

Capital Adequacy Ratios
Total Equity to Total Assets	3.41%	4.44%	3.70%	4.40%	5.43%	6.23%	5.91%
Leverage Ratio	3.92%	4.58%	4.23%	4.62%	6.14%	7.72%	7.22%
Tier 1 Capital	6.23%	6.75%	6.57%	6.54%	8.12%	9.50%	8.73%
Total Risk-Based Capital	9.02%	9.08%	9.15%	8.87%	9.83%	10.78%	10.29%

Asset Quality Ratios
Net Charge-Offs to Average Loans	1.57%	1.58%	2.24%	2.14%	0.15%	0.17%	0.34%
Nonperforming Loans to Total Loans	8.08%	6.37%	7.33%	6.71%	3.74%	0.89%	0.47%
Nonperforming Assets to Total Assets	7.98%	6.59%	7.60%	7.02%	3.99%	1.11%	0.69%
Allowance for Loan Losses to Gross Loans	3.14%	2.75%	3.07%	3.53%	2.43%	0.96%	0.97%
Allowance for Loan Losses to Nonperforming Loans	38.91%	43.14%	41.94%	52.69%	65.02%	107.09%	206.04%

Other Data
Number of Branch Offices	27	27	27	27	31	31	30
Number of Employees	295	341	312	362	367	377	371

(1)	Net interest margin is calculated as tax-equivalent net interest income divided by average earning assets and represents our net yield on our earning assets.

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus discuss future expectations or state other “forward-looking” information. Those statements could be affected by known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. Important factors that may cause actual results to differ from projections include:

•	the success or failure of our efforts to implement our business plan;

•	achieving and maintaining compliance with the Formal Agreement among us and the Federal Reserve and the Virginia Bureau ;

•	any required increase in our regulatory capital ratios;

•	satisfying other regulatory requirements that may arise from examinations, changes in the law and other similar factors;

•	any substantial increase in nonperforming loans;

•	our ability to attract additional talent that we may need;

•	any required increase to our loan loss reserve;

•	the difficult market conditions in our industry;

•	the unprecedented levels of market volatility;

•	the effects of soundness of other financial institutions;

•	the uncertain outcome of recently enacted legislation to stabilize the U.S. financial system;

•	the potential impact on us of recently enacted legislation;

•	the lack of a market for our common stock;

•	the ability to successfully manage our growth or implement our growth strategies if we are unable to identify attractive markets, locations or opportunities to expand in the future;

•	success in increasing capital to support our financial condition resulting from the recession;

•

in the near future, achieving the cost savings we project without customer rejection as we close unprofitable branches, and, in the longer term maintaining cost controls and asset qualities as we open or acquire new branches;

•	the successful management of interest rate risk;

•	changes in interest rates and interest rate policies;

•	reliance on our management team, including our ability to attract and retain key personnel;

•	changes in general economic and business conditions in our market area;

•	risks inherent in making loans such as repayment risks and fluctuating collateral values;

•	competition with other banks and financial institutions, and companies outside of the banking industry, including those companies that have substantially greater access to capital and other resources;

•	demand, development and acceptance of new products and services;

•	problems with technology utilized by us;

•	changing trends in customer profiles and behavior;

•	changes in governmental regulations, tax rates and similar matters; and

•	other risks which may be described in our future filings with the SEC.

We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.

USE OF PROCEEDS

We will receive $24,525,000.50 in net proceeds if the Maximum Offering Amount is sold. If we sell the Minimum Offering Amount, we will receive $9,525,000.50 in net proceeds.

We expect to incur approximately $475,000 in offering expenses which include legal, consulting, accounting, printing and mailing and other expenses associated with the offering. While we consider our cost estimates to be reasonable, the actual amounts paid for offering expenses could be materially higher.

Our management will retain broad discretion in deciding how to allocate the proceeds of this offering. We expect, however, that approximately $8 million of the proceeds of this offering will be applied to increase the Bank’s equity capital as necessary and appropriate, to serve as a buffer for any possible future unanticipated degradation in the Bank’s loan or asset portfolios, and for general corporate uses. We expect the remainder of the proceeds of the offering to be retained by the Company for its own working capital and general corporate purposes, as well as to provide additional capital support to the Bank should that become necessary or appropriate. Before we apply any of the proceeds for any of these uses, we likely will temporarily invest them in short-term investment securities. The precise amounts and timing of the application of proceeds will depend upon our funding requirements, the funding and capital requirements of the Bank, and whether we have funds available from other sources that we can use for any of those purposes.

Although we no longer meet the minimum standards to be “well-capitalized” for regulatory purposes at the Company level, we do remain “well-capitalized” for regulatory purposes at the Bank level. Our capital plan provides for increasing our level of capital, in light of current market conditions and the related impact on our financial condition, to be above “well-capitalized” at both levels for the foreseeable future. Our capital position has been impacted by increases in our provision for loan losses due to the overall economy and deteriorating real estate market conditions. We have not otherwise made a specific allocation for the use of the proceeds.

DETERMINATION OF SUBSCRIPTION PRICE

The subscription price for a share of our common stock is $1.50.

In determining the subscription price, our board of directors (excluding directors Keene and White who will receive the Conversion Shares) considered a number of factors, including: the need to offer the shares at a price that would be attractive to investors, historical and current trading prices for our common stock, general conditions in the financial services industry, the need for capital, and alternatives available to us for raising capital, potential market conditions, and the receipt of a fairness opinion of S&S delivered on March 19, 2012. In conjunction with its review of these factors, the board of directors also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, our current financial condition and regulatory status and a range of discounts to market value represented by the subscription prices in prior offerings of other financial institutions.

The subscription price does not necessarily bear any relationship to any book value of our assets, net worth, past operations, net income, cash flows, losses, financial condition, or other established criteria for value. You should not consider the subscription price as an indication of our value or the value of our common stock. You should not assume or expect that, after the offering, our common stock will trade at or above the subscription price in any given time period. The market price of our common stock may decline during or after the offering. You may not be able to sell the shares of our common stock purchased during the offering at a price equal to or greater than the subscription price, and the market price for our common stock may be lower than the exercise price of the warrants. You should obtain a current quote for our common stock before subscribing and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this offering.

Financial Advisor

We retained S&S to provide financial advisory services to us in connection with the offering, including the rendering of a fairness opinion to our board of directors. S&S is an investment banking firm with significant experience in advising financial institutions. In the ordinary course of its investment banking business, S&S is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

S&S delivered its fairness opinion to our board of directors on March 19, 2012. As part of its analysis, S&S, among other things, reviewed certain business, financial and other information regarding us and our prospects that were furnished to S&S by us, reviewed the publicly reported historical price and trading activity for our common stock, compared the business, financial and other information regarding us with similar information concerning certain other comparable companies, compared the proposed financial terms of the offering with the financial terms of various other offerings of financial institutions in recent years, reviewed the pro forma financial impact of the offering, and considered other information such as financial studies, analyses and investigations as well as financial, economic and market criteria that S&S deemed relevant. In addition, S&S had discussions with management and other representatives and advisors concerning our business, financial condition, results of operations and forecast. In rendering its opinion to our board of directors, S&S stated that, as of the date of the opinion, the consideration to be received by us for each share was fair, from a financial point of view, to us and the subscription price was fair, from a financial point of view, to our shareholders (other than directors Keene and White).

We have attached the full text of S&S’s opinion as Annex A to this prospectus. You should read the entire opinion to understand the assumptions made, matters considered, and limitations on the review undertaken by S&S. S&S has not prepared any report or opinion constituting a recommendation or advice to us or our shareholders. S&S expresses no opinion and makes no recommendation to holders of the subscription rights or to other investors as to the purchase by any person of shares of our common stock. S&S also expresses no opinion as to the prices at which shares to be distributed in connection with the offering may trade if and when they are issued or at any future time. The opinion does not constitute a recommendation as to whether you should exercise your rights in the rights offering or acquire shares in the public offering.

We have agreed to pay S&S a fee of $100,000 in connection with the fairness opinion, which payment is not conditioned on consummation of the offering or subscription for a certain number of shares. In addition, we will pay S&S advisory fees in connection with the rendering of financial advisory and general investment banking services in connection in the amount of $150,000 plus reimbursement of expenses in the amount of $33,839.36.

S&S will not participate in the solicitation of subscriptions for our common stock. S&S has no obligation to take or purchase any shares of common stock in connection with the offering.

We have agreed to indemnify S&S against certain liabilities and expenses in connection with its engagement, including certain potential liabilities under the federal securities laws.

S&S may in the future provide other investment banking services to us and will receive compensation for such services.

MARKET FOR COMMON STOCK AND DIVIDEND INFORMATION

Our stock is not listed on a national exchange at this time, although our common stock is quoted on the OTCBB Pink Sheets under the symbol “NWPP.” If you want to sell your shares, you will need to find a buyer and negotiate the price unless and until we list our stock and a market develops. Investors should be aware that they may be required to bear the financial risks of this investment for an indefinite period of time. We can give no assurance that our common stock will ever be listed on NASDAQ or anywhere else. The development of an active trading market, whether or not a stock is reported on an exchange, depends on the existence of willing buyers and sellers. Moreover, should an active trading market develop there can be no assurance that our common stock will trade for prices at or above the price at which the common stock is offered in this offering.

The high and low prices at which our common stock has traded known to us for each quarter in the past two years are set forth in the table below. These prices are obtained through inquiry by our stock transfer agent of shareholders transferring stock. Other transactions may have occurred at prices about which we are not aware.

	2012		2011		2010
	High	Low	High	Low	High	Low
1st quarter	$3.00	$1.50	$10.00	$4.00	$10.00	$4.00
2nd quarter	3.00	1.05	5.00	5.00	5.00	5.00
3rd quarter	n/a	n/a	3.00	3.00	3.00	3.00
4th quarter	n/a	n/a	3.00	3.00	3.00	3.00

The most recent sales price of which management is aware was $1.05 per share on May 7, 2012.

On __________, 2012, there were approximately 4,431 shareholders of record.

In order to preserve capital to support our growth in the past we have not paid cash dividends. The declaration of dividends in the future will depend on our earnings and capital requirements and compliance with regulatory mandates. We are subject to certain restrictions imposed by the reserve and capital requirements of federal and Virginia banking statutes and regulations. Moreover, the Formal Agreement we have with the banking regulators prohibits the Company from paying any cash dividends and the Bank’s ability to pay dividends to the Company. So long as these restrictions remain in place the Company will not pay any cash dividends. Thereafter, the Company may or may not pay cash dividends depending on various factors including capital needs, earnings, and other factors our board of directors deems relevant. As a result, we do not anticipate paying a dividend on our common stock in 2012 or 2013. See Note 3, Note 16 and Note 23 of the Notes to the Consolidated Financial Statements included in the December 31, 2011 Form 10-K incorporated by reference and Note 3 and Note 4 of the Notes to the Consolidated Financial Statements included in the March 31, 2012 Form 10-Q incorporated by reference for further discussion of dividend limitations and capital requirements.

CAPITALIZATION

The following table sets forth the capitalization and certain capital ratios as of March 31, 2012. Our capitalization is presented on an actual basis and on an as adjusted basis to reflect (i) the sale of the Minimum Offering Amount (6,666,667 shares) and (ii) the sale of the Maximum Offering Amount (16,666,667 shares), in each case including the effect of the conversion of $5.45 million in loans owed by the Company to two directors into the Conversion Shares. The table is based on net proceeds.

	As of March 31, 2012
($ in thousands, except per share amounts)		As Adjusted
	Actual	Minimum $10,000,000.50	Maximum $25,000,000.50
Short-Term Debt:
Capital Notes(1)	$5,450	$—	$—

Long-Term Debt:
Trust Preferred Securities	16,496	16,496	16,496

Stockholders’ Equity:
Common Stock, $2.00 par value; authorized 50,000,000 shares; 10,010,178 shares issued and outstanding at March 31, 2012; 20,310,178 pro forma for minimum; 30,310,178 pro forma for maximum(1)	20,020	40,980	60,980
Additional Paid-in Capital and Warrants	21,689	15,974	10,974
Accumulated Other Comprehensive Loss	81	81	81
Retained Earnings	(15,620)	(15,620)	(15,620)

Total Stockholders’ Equity	$26,170	$41,415	$56,415

Total Capitalization	$48,116	$57,911	$72,911

Per Share:
Book Value per Share	$2.61	$2.02	$1.85
Tangible Book Value per Share	$2.60	$2.02	$1.85

Capital Ratios(2)(3):

Tier 1 Leverage Ratio	3.92%	6.44%	8.50%

Tier 1 Risk-Based Capital Ratio	6.27%	10.43%	14.04%

Total Risk-Based Capital Ratio	9.08%	12.20%	15.32%

Tangible Equity to Tangible Assets (period-end)	3.39%	5.31%	7.10%

(1)

The closing date of the offering is not known as of the date of this prospectus. Consequently, the amount of accrued interest on the capital notes that will be outstanding as of the closing date, and the number of Conversion Shares into which that interest will be convertible, are also not known as of the date of this prospectus. Therefore, the portion of the Conversion Shares related to accrued interest is calculated based on interest accrued through September 15, 2012 in this table.

(2)	Assumes proceeds invested in cash with a zero risk-weightings.
(3)	Assumes proceeds added to average assets at period-end.

DILUTION

If you are a current shareholder of the company and you purchase our common stock in this offering, your interest will be diluted to the extent of the difference between the offering price per share and our pro forma net tangible book value per share of our common stock after this offering. If you are not a current shareholder of the company but are a new investor through purchase of shares in the public offering, your interest is not diluted but will be immediately accretive.

Our net tangible book value as of March 31, 2012 was approximately $26.0 million, or $2.60 per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of March 31, 2012. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

For the purposes of the following presentation, we have assumed that (i) all current shareholders have exercised their Basic Subscription Privileges in full, (ii) the Conversion Shares will be issued at an effective cash contribution value equal to $1.50 (the per share offering price), (iii) that no value is attributed to the warrants issued in this offering, and (iv) no exercise of outstanding options to purchase our common stock.

Minimum Offering Amount

If we sell the Minimum Offering Amount, after giving effect to the sale of 6,666,667 shares in the offering at the offering price of $1.50 per share and after deducting all estimated offering expenses payable by us, but excluding any effects of potential exercises of warrants issued in this offering, our pro forma net tangible book value as of March 31, 2012 would have been approximately $41.3 million, or $2.02 per share. This represents an immediate decrease in net tangible book value of $0.58 per share to existing shareholders, and an immediate accretion in net tangible book value of $0.52 per share to new investors, all of whom will be existing shareholders if the rights offering is fully subscribed. The following table illustrates this pro forma dilution and accretion on a per share basis:

Offering price per share		$1.50
Net tangible book value per share as of March 31, 2012	$2.60
Decrease in net tangible book value per share attributable to the offering	$0.58
Pro forma net tangible book value per share as of March 31, 2012 after giving effect to the offering		$2.02

Accretion in net tangible book value per share to new investors		$0.52

Maximum Offering Amount

If we sell the Maximum Offering Amount, after giving effect to the sale of 16,666,667 shares in the offering at the offering price of $1.50 per share and after deducting all estimated offering expenses payable by us, but excluding any effects of potential exercises of warrants issued in this offering, our pro forma net tangible book value as of March 31, 2012 would have been approximately $56.3 million, or $1.85 per share. This represents an immediate decrease in net tangible book value of $0.75 per share to existing shareholders, and an immediate accretion in net tangible book value of $0.35 per share to new investors, all of whom will be existing shareholders if the rights offering is fully subscribed. The following table illustrates this dilution on a per share basis:

Offering price per share		$1.50
Net tangible book value per share as of March 31, 2012	$2.60
Decrease in net tangible book value per share attributable to the offering	$0.75
Pro forma net tangible book value per share as of March 31, 2012 after giving effect to the offering		$1.85

Accretion in net tangible book value per share to new investors		$0.35

The following tables summarize as of March 31, 2012, on an as adjusted basis at the Minimum Offering Amount and the Maximum Offering Amount, the number of shares of common stock purchased from us, the total consideration paid to us, the average price per share paid by existing shareholders and the average price per share paid by investors purchasing shares of common stock in this offering, after deducting all estimated offering expenses payable by us.

Minimum Offering Amount

	Shares Purchased		Total Consideration		Average Price
	Shares	Percent	Amount	Percent	Per Share
Existing shareholders	10,010,178	49%	$41,709,106	73%	$4.17
Conversion of $5.45 million in outstanding notes	3,813,225	19%	$5,719,839	10%	$1.50
Investors in this offering	6,666,667	32%	$9,525,000	17%	$1.43

Total	20,490,070	100%	$56,953,945	100%	$2.78

Maximum Offering Amount

	Shares Purchased		Total Consideration		Average Price
	Shares	Percent	Amount	Percent	Per Share
Existing shareholders	10,010,178	33%	$41,709,106	58%	$4.17
Conversion of $5.45 million in outstanding notes	3,813,225	12%	$5,719,839	8%	$1.50
Investors in this offering	16,666,667	55%	$24,525,000	34%	$1.47

Total	30,490,070	100%	$71,953,945	100%	$2.36

As a result of issuing the Conversion Shares, your percentage ownership of our equity will be reduced to some extent, but this dilution in ownership can be minimized by exercising your Basic Subscription Privilege in full. In addition, if you do not exercise your Basic Subscription Privilege in full, you will not be entitled to exercise your Over-Subscription Privilege, which further acts to minimize the ownership dilution associated with the Conversion Shares. The above information does not apply to the recipients of the Conversion Shares.

Our existing shareholders who do not participate in the offering will suffer a significant dilution in their relative percentage ownership in our company upon issuance of our common stock in the offering. Our directors have collectively committed to subscribe for 666,667 shares, which would represent 48.7% of the shares the directors are eligible to subscribe for in the exercise of their Basic Subscription Privileges. In addition, two directors will receive the 3,813,225 Conversion Shares. If we sell the Minimum Offering Amount and all existing non-director shareholders choose not to exercise their Basic Subscription Privileges, such non-director shareholders will own approximately 45% of our outstanding common stock, our directors will own approximately 26% of our outstanding common stock, and new investors will own approximately 29% of our outstanding common shares. If we sell the Maximum Offering Amount and all existing non-director shareholders choose not to exercise their Basic Subscription Privileges, such non-director shareholders will own approximately 30% of our outstanding common stock, our directors will own approximately 17% of our outstanding common stock, and new investors will own approximately 53% of our outstanding common shares. The above information assumes no exercises of warrants or options to purchase our common stock.

THE OFFERING

Overview

The offering is for up to the Maximum Offering Amount of 16,666,667 shares of our common stock or $25,000,000.50, in a rights offering and a public offering. Except for the Conversion Shares, we must accept subscriptions in the rights offering and public offering for at least the Minimum Offering Amount, or 6,666,667 shares in order to close the offering and release the subscription proceeds from escrow. We will terminate the offering and refund all subscriptions if we do not sell the Minimum Offering Amount pursuant to the rights offering and the public offering by [October 15,] 2012 (or such later date to which we may extend the offering, but not beyond [December 31,] 2012). Members of our board of directors have committed to purchase 666,667 shares (or $1,000,000.50) for purposes of reaching subscriptions for the Minimum Offering Amount, but will not be issued unless we have sufficient subscriptions for the Minimum Offering Amount. The rights offering consists of the Basic Subscription Privilege and Over-Subscription Privilege as described below. Shareholders of record on the record date for the rights offering will be entitled to participate. Also, as discussed below, we are issuing at no additional charge warrants entitling shareholders and investors who acquire shares in the offering to purchase an additional share at the price of $1.75 per whole share for every five shares acquired in the offering on the terms outlined below.

Reasons for the Offering

We are conducting the offering to increase our equity capital and improve our capital ratios to strengthen our balance sheet as we continue to resolve and manage our elevated levels of nonperforming assets. Our capital position has been impacted by increases in our provision for loan losses and write downs of our other real estate owned portfolio due to the economic downturn and deteriorating real estate market conditions. As a result, we have reported a cumulative net loss of $24.2 million over the three years ended December 31, 2011 and the first quarter ending March 31, 2012. All of our capital ratios currently meet the minimum regulatory capital requirements necessary for us to be considered a “well capitalized” financial institution, although our regulators encourage higher levels. Capitalization of any company is of critical importance, especially during difficult times. We believe that capital requirements may increase in the future due to financial reform legislation. In addition, we are currently operating under the Formal Agreement with the Federal Reserve and the Virginia Bureau. We believe we have made progress in our compliance efforts under the Formal Agreement, and we believe all of the written plans required to date, as discussed in the following paragraph, have been submitted on a timely basis.

Under the terms of the Formal Agreement, the Company and the Bank agreed to develop and submit for approval within specified time periods written plans addressing a number of operational and managerial aspects of the Bank and the Company and the Bank agreed to develop and submit a written plan to maintain sufficient capital at New Peoples Bankshares, on a consolidated basis, and the Bank, on a stand-alone basis. We have submitted the required capital plan, which has been approved by federal and state bank regulatory agencies. The Minimum Offering Amount to be sold in the offering is intended to raise sufficient capital to enable us to comply with the approved capital plan. For more details, please see “Prospectus Summary—Supervisory Actions.” We expect to use the net proceeds of this offering to increase the Bank’s equity capital, to serve as a buffer for any possible future degradation in the Bank’s loan or asset portfolios, and for general corporate uses. See “Use of Proceeds.”

Our board of directors has chosen to include a rights offering as part of the offering to allow existing shareholders the opportunity to purchase additional shares of our common stock based on their pro rata ownership percentage, while giving existing shareholders the opportunity to limit their ownership dilution from a sale of common stock to other shareholders or other investors in the public offering and the issuance of the Conversion Shares.

The Rights Offering

We are providing to the record holders of our common stock as of 5:00 p.m., Eastern Time, on ______, 2012, non-transferable subscription rights to purchase shares of our common stock at a price of $1.50 per share. The subscription rights entitle the eligible shareholders to purchase an aggregate of approximately 16,666,667 shares of our common stock for an aggregate purchase price of $25,000,000.50 exclusively until the expiration or termination of the rights offering.

Each holder of record of our common stock as of 5:00 p.m., Eastern Time, on ________, 2012 will be entitled to exercise the Basic Subscription Privilege and Over-Subscription Privilege constituting the rights offering as described below. We may cancel the rights offering at any time for any reason before the rights offering expires. If we cancel the rights offering, we will file a Form 8-K notifying shareholders of the cancellation, and the subscription agent will return all subscription payments to the subscribers, without interest or penalty, as soon as practicable.

Basic Subscription Privilege

Eligible shareholders will receive one Basic Subscription Privilege for each share of our common stock held on the record date. You may purchase 1.665 Shares of our common stock per Basic Subscription Privilege, subject to delivery of the required documents and payment of the subscription price of $1.50 per share, before the rights offering expires. You may exercise all or a portion of your Basic Subscription Privileges, or you may choose not to exercise any of your subscription rights. If you do not exercise all of your Basic Subscription Privileges in full, you will not be entitled to purchase any shares under your Over-Subscription Privilege.

Fractional shares resulting from the exercise of Basic Subscription Privileges will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable following the expiration of the rights offering.

If, when and after we receive subscriptions for the Minimum Offering Amount (but not prior to the expiration of the rights offering) we may elect (but we are not required) to issue the shares subscribed for in the offering on one or more occasions until we reach the Maximum Offering Amount or the offering expires or we cancel it, whichever occurs first, at which time we will issue the shares not previously issued as soon as practicable afterward.

Over-Subscription Privilege

If you purchase all of the shares available to you pursuant to your Basic Subscription Privileges, you may also choose to purchase a portion of any shares that other shareholders do not purchase by exercising their Basic Subscription Privilege. If sufficient shares are available, we will seek to honor the over-subscription requests in full. If over-subscription requests exceed the number of shares available, however, we will allocate the available shares pro rata among the shareholders exercising the Over-Subscription Privilege in proportion to the number of shares of our common stock that you and the other subscription rights holders have agreed to purchase by exercising the Basic Subscription Privilege. If this pro rata allocation results in any shareholder receiving a greater number of shares than the shareholder subscribed for pursuant to the exercise of the Over-Subscription Privilege, then that shareholder will be allocated only that number of shares for which the shareholder oversubscribed. We will allocate the remaining shares among all other shareholders exercising the Over-Subscription Privilege. If you are not allocated the full amount of shares for which you over-subscribe, you will receive a refund, without interest or penalty, of the subscription price that you delivered for those shares of our common stock that are not allocated to you. The subscription agent will mail such refunds as soon as practicable after the completion of the offering.

To properly exercise your Over-Subscription Privilege, you must deliver to the subscription agent the subscription payment related to your Over-Subscription Privilege before the rights offering expires. Because we will not know the total number of unsubscribed shares before the rights offering expires, if you wish to maximize the number of shares you purchase pursuant to your Over-Subscription Privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares that may be available to you (i.e. the aggregate payment for both your Basic Subscription Privileges and for any additional shares you desire to purchase pursuant to your Over-Subscription Privilege).You should indicate on your rights certificate, or the form provided by your nominee if your shares are held in the name of a nominee record holder, how many additional shares you would like to purchase pursuant to your Over-Subscription Privilege).

We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your Over-Subscription Privilege in full at the expiration of the rights offering. We will not be able to satisfy any orders for shares pursuant to the Over-Subscription Privilege if all of our shareholders exercise their Basic Subscription Privileges in full, and we will only honor an Over-Subscription Privilege to the extent sufficient shares are available following the exercise of Basic Subscription Privileges. In addition, limitations on the amount of shares that may be subscribed for pursuant to the Over-Subscription Privilege are described below under the heading “Limitation on the Purchase of Shares.”

To the extent the aggregate subscription price of the actual number of unsubscribed shares available to you pursuant to the Over-Subscription Privilege is less than the amount you actually paid in connection with the exercise of the Over-Subscription Privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments will be returned to you, without interest or penalty, as soon as practicable.

To the extent the amount you actually paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the Over-Subscription Privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the Over-Subscription Privilege.

For example, if (i) there are 100 excess shares available for purchase by three shareholders who have each timely, validly, and fully exercised their Basic Subscription Privileges and (ii) shareholder A requests an additional 100 shares pursuant to shareholder A’s Over-Subscription Privilege, shareholder B requests an additional 70 shares pursuant to shareholder B’s Over-Subscription Privilege, and shareholder C requests an additional 30 shares pursuant to shareholder C’s Over-Subscription Privilege, twice as many excess shares have been requested pursuant to Over-Subscription Privileges as are available, resulting in a pro rata allocation of 50% of each request. In this example, assuming (x) timely and valid exercise of the Over-Subscription Privileges, (y) timely receipt of sufficient payment for the excess shares requested pursuant to such Over-Subscription Privileges, and (z) that the beneficial ownership limitation described below is not applicable, the pro rata allocation would be as follows:

•	Shareholder A would receive 50 excess shares pursuant to the Over-Subscription Privilege;

•	Shareholder B would receive 35 excess shares pursuant to the Over-Subscription Privilege; and

•	Shareholder C would receive 15 excess shares pursuant to the Over-Subscription Privilege.

To properly exercise your Over-Subscription Privilege, you must deliver to the subscription agent the subscription payment related to your Over-Subscription Privilege before the rights offering expires. If you send payment by personal check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared, which may take several days. Because we will not know the total number of unsubscribed shares before the rights offering expires, if you wish to maximize the number of shares you purchase pursuant to your Over-Subscription Privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares that may be available to you (i.e., the aggregate payment for both your Basic Subscription Privileges and for any additional shares you desire to purchase pursuant to your Over-Subscription Privilege).

Fractional shares resulting from the exercise of the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly.

If, when and after we receive subscriptions for the Minimum Offering Amount (but not prior to the expiration of the rights offering) we may elect (but we are not required) to issue the shares subscribed for in the offering on one or more occasions until we reach the Maximum Offering Amount or the offering expires or we cancel it, whichever occurs first, at which time we will issue the shares as soon as practicable afterward.

Expiration Date and Cancellation of Rights Offering

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., Eastern Time, on [August 15,] 2012, which is the expiration of the rights offering unless we extend that time and date as discussed below. If you do not exercise your subscription rights before that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares to you if the subscription agent receives your rights certificate or your subscription payment after that time although you may participate in the public offering. We have the option to extend the rights offering, although we do not presently intend to do so. We may extend the rights offering by giving oral or written notice to the subscription agent before the rights offering expires, but in no event will we extend the rights offering beyond [September 15,] 2012. If we elect to extend the rights offering, we will file a Form 8-K announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date of the rights offering.

If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee, the nominee record holder will exercise the subscription rights on your behalf in accordance with your instructions. Please note that the nominee record holder may establish a deadline that may be before the 5:00 p.m., Eastern Time, [August 15,] 2012 expiration date that we have established for the rights offering.

We may cancel the rights offering at any time and for any reason prior to the time the rights offering expires. If we cancel the rights offering, we will file a Form 8-K notifying shareholders of the cancellation, and the subscription agent will return all subscription payments to subscribers, without interest or penalty, as soon as practicable.

Effect of Rights Offering on Existing Shareholders

The ownership interests and voting interests of the existing shareholders will be diluted on account of the issuance of the Conversion Shares, but the extent of that dilution can be reduced by exercising the Basic Subscription Privilege and Over-Subscription Privilege in full. See “Questions and Answers Relating to the Offering.”

How to Exercise Subscription Rights

Subscription by Registered Holders. If you hold a common stock certificate in your own name, the number of shares you may purchase pursuant to your Basic Subscription Privileges is indicated on the enclosed rights certificate. You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full payment, to the subscription agent at the address given below under “Subscription Agent /Information Agent for Rights Offering.” For your subscription to be timely received, your properly completed and executed rights certificate and your full payment must be received by the Subscription Agent before 5:00 p.m., Eastern time, on [August 15,] 2012, unless we extend that time and date (but not beyond [September 15,] 2012). For payment by personal check to be deemed to have been received, the check must have cleared” to be received, and your payment must clear before 5:00 p.m., Eastern Time, on [August 15,] 2012.

Subscription by Beneficial Owners. If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, you will not receive a rights certificate. Instead, the company will issue one subscription right to the nominee record holder on your behalf for every share of our common stock that you own as of the record date. If you are not contacted by your nominee record holder, you should promptly contact your nominee in order to subscribe for shares in the rights offering pursuant to the instructions provided by your nominee. Your nominee record holder may establish a deadline that may be before the expiration of the rights offering.

Payment Method for Subscription Rights

Payments must be made in full in U.S. Dollars by personal check drawn on any U.S. bank, including New Peoples Bank, or a cashier’s check drawn only on New Peoples Bank and in either case payable to “Registrar and Transfer Company – New Peoples Escrow Account”, or by wire transfer. See “Subscription Agent/Information Agent for Rights Offering” at page ___.

Payment received after the expiration of the rights offering will not be honored, and the subscription agent will return your payment to you, without interest, as soon as practicable. The subscription agent will be deemed to receive payment upon:

•	clearance of any personal check deposited by the subscription agent; or

•	receipt by the subscription agent of any wire transfer of immediately available funds.

If you send a personal check, payment will not be deemed to have been received by the subscription agent until the check has cleared. The clearinghouse may require five or more business days. Accordingly, holders who wish to pay the subscription price by means of a personal check should make payment sufficiently in advance of the expiration of the rights offering to ensure that the payment is received and clears by that date.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO NEW PEOPLES BANKSHARES. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee record holder, not by the subscription agent or us.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment before the rights offering expires.

Medallion Guarantee Will Be Required for Exercise of Subscription Rights

Your signature on your rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	you provide on the rights certificate that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Missing or Incomplete Subscription Forms or Payment

If you fail to complete and sign the required subscription forms or otherwise fail to follow the subscription procedures that apply to the exercise of your subscription rights before the rights offering expires, the subscription agent will reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription form, nor are we under any obligation to correct such forms. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

If you send a payment that is insufficient to purchase the number of Shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the Over-Subscription Privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable following the expiration of the rights offering.

Subscription Agent/Information Agent for Rights Offering

The subscription agent and information agent for the rights offering is Registrar and Transfer Company. Please mail or deliver rights certificates and payments to the address provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance or payment before the rights offering expires. Do not send or deliver these materials to us or the Bank. If you have any questions regarding the rights offering, completing a rights certificate or submitting payment in the rights offering, please contact Registrar and Transfer Company.

Registrar and Transfer Company

Attn: Reorg. Department

10 Commerce Drive

Cranford, NJ 07016

(800) 368-5948

Checks for subscription payments should be payable to Registrar and Transfer Company

For wire transfers of subscription payments:

For Benefit Of:     Registrar and Transfer Company

                               As Subscription Agent for Various Holders

Account No:       276-053-5977

Bank:                   TD Bank

                               6000 Atrium Way

                               Mt. Laurel, NJ 08054

ABA No:             031-201-360

If you deliver subscription documents or rights certificates in a manner different than that described in this prospectus, we may not honor the exercise of your subscription rights.

Notice to Nominees

If you are a broker, custodian bank or other nominee record holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners of our common stock. If a beneficial owner of our common stock so instructs, you should complete the rights certificate and submit it to the subscription agent with the proper subscription payment by the expiration date. You may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact us to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock and will receive your subscription rights through a broker, custodian bank or other nominee record holder, we will ask your nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your nominee act for you, as described above. To indicate your decision with respect to your subscription rights, you should follow the instructions of your nominee record holder. If you wish instead to obtain a separate rights certificate, you should contact your nominee as soon as possible and request that a rights certificate be issued to you. You should contact your nominee if you do not receive notice of the rights offering, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before the 5:00 p.m., Eastern Time, August 15, 2012, expiration date.

Non-Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be listed for trading on any stock exchange or market. The shares of our common stock issuable upon exercise of the subscription rights will be quoted on the Pink Sheets of the OTC Bulletin Board.

Foreign Eligible Shareholders

We will not mail this prospectus or rights certificates to shareholders with addresses that are outside the United States or that have a military post office or a foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign shareholders must notify the subscription agent prior to 11:00 a.m., Eastern Time, at least three business days prior to the expiration of the rights offering and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such shareholder.

U.S. Federal Income Tax Treatment of Rights Distribution

For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of these subscription rights to purchase our Shares for the reasons described below in “Certain U.S. Federal Income Tax Consequences.”

No Recommendation to Rights Holders

Our board of directors is not, and S&S is not, making a recommendation regarding your exercise of the subscription rights. Eligible shareholders who exercise subscription rights risk investment loss on money invested. The market price for our common stock may decline to a price that is less than the subscription price and, if you purchase shares at the subscription price, you may not be able to sell the shares in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future and the terms of this rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Public Offering

Following completion of the rights offering subscription process, we will sell any remaining shares not subscribed in the rights offering in a public offering up to the Maximum Offering Amount. In any event, we will issue the Conversion Shares as registered shares at the termination or closing of the offering, regardless of whether we offer shares to the public. If we receive aggregate subscriptions for at least the Minimum Offering Amount in the rights offering or after it terminates in the public offering, we may elect to issue from time to time the shares for which we have received subscriptions and continue the sale of the remaining unsubscribed shares in the public offering.

Discretion to Accept Subscriptions

We have the right, in our sole discretion, to accept or reject any subscription in the public offering in whole or in part on or before the public offering expiration date. We generally will accept subscriptions in the order in which they are received. To the extent that shares are subscribed by our shareholders in the rights offering, they will reduce the number of shares available for sale in the public offering. As a result, you may not receive any or all of the shares for which you subscribe. We will notify subscribers as soon as practicable following the public offering expiration date as to whether and to what extent their subscriptions have been accepted. If we do not accept all or a portion of a subscription, the subscription agent will return to the subscriber the unaccepted portion of the subscription funds, without interest or penalty.

Expiration Date and Cancellation Rights

Unless we extend it (but not beyond December 31, 2012), the public offering period will expire at the earlier of 5:00 p.m. Eastern Time on October 15, 2012, or the date on which we have accepted subscriptions for all shares remaining for purchase as reflected in the prospectus supplement.

We may cancel the public offering of remaining shares at any time for any reason, including following the expiration date. If we cancel the public offering of any remaining shares of common stock, the subscription agent will return all subscription payments in the public offering promptly, without interest or penalty. We will terminate the public offering if we do not receive subscription in both the rights offering and the public offering (excluding the Conversion Shares) for at least the Minimum Offering Amount. We will issue the Conversion Shares regardless of whether we receive subscriptions for the Minimum Offering Amount.

Escrow Arrangement

Registrar and Transfer Company, the subscription/escrow agent, will hold funds received with an acknowledgement of subscription in a segregated account. The subscription/escrow agent will hold these funds in escrow until such time as we accept the subscription or until the public offering is cancelled.

No Revocation or Change

Once you submit the acknowledgement of subscription and your payment, you will not be allowed to revoke or change your subscription or request a refund of monies paid. All acknowledgements of subscriptions are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not submit an acknowledgement of subscription unless you are certain that you wish to purchase shares of our common stock at the subscription price.

Method of Subscribing

The subscription agent for this offering is Registrar and Transfer Company. Please mail or deliver subscription documents and payments to the address provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance or payment before the public offering expires. Do not send or deliver these materials to us or the Bank. If you have any questions regarding the public offering, completing a rights certificate or submitting payment in the public offering, please contact Registrar and Transfer Company.

Registrar and Transfer Company

Attn: Reorg. Department

10 Commerce Drive

Cranford, NJ 07016

(800) 368-5948

Checks for subscription payments should be payable to Registrar and Transfer Company.

For wire transfers of subscription payments:

For Benefit of:	Registrar and Transfer Company
As Subscription Agent for Various Holders
Account No:	276-053-5977
Bank:	TD Bank
6000 Atrium Way
Mt. Laurel, NJ 08054
ABA No: 031-201-360

If you deliver subscription documents or rights certificates in a manner different than that described in this prospectus, we may not honor the exercise of your subscription rights.

Limitations on the Number of Shares that May be Purchased in This Offering

As a bank holding company, we are subject to regulation by the Federal Reserve and the Virginia Bureau. The Federal Reserve and the Virginia Bureau have the authority to prevent individuals and entities from acquiring control of us. Under Federal Reserve rules and Virginia law, if you and your affiliates ( as defined in the applicable Federal and Virginia law and regulations) directly or indirectly, or through one or more subsidiaries, or acting in concert with one or more persons or entities, will own more than 25% of our common stock after giving effect to the rights offering, then you will be deemed conclusively to control us and would need to obtain prior approval of the Federal Reserve and Virginia Bureau to complete the purchase. If, after giving effect to the rights offering, and any shares you acquire in the public offering, you and your affiliates (as defined in the applicable Federal law and regulations) will own 10% or more of our common stock, you will be presumed to control us and would need to obtain prior approval of the Federal Reserve to complete the purchase, unless the circumstances support a rebuttal of such presumption. Except for the Conversion Shares, we will not issue shares pursuant to the exercise of Basic Subscription Privileges or Over-Subscription Privileges, or to any investor in the public offering who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any federal or state bank regulatory authority to acquire, own or control such shares if, as of the date we are to issue shares acquired in the offering ( not earlier than [August 15,] 2012 or later than [October 15,] 2012 (unless we extend the offering but not beyond December 31, 2012) such clearance or approval has not been obtained or any applicable waiting period has not expired. See “The Offering – Limitation on the Purchase of Shares.” You are urged to consult your own legal counsel regarding whether you are required to seek the prior approval of the Federal Reserve and Virginia Bureau in connection with your exercise of subscription rights or before subscribing in the public offering.

As of ___________, 2012, a total of 10,010,178 shares of our common stock were issued and outstanding. If the Maximum Offering Amount is purchased in the offering, there will be approximately 30,490,070 shares of our common stock issued and outstanding after the offering, including the Conversion Shares. We cannot advise you of the number of shares you will be permitted to purchase without receiving the prior approval of the Federal Reserve. You are urged to consult your own legal counsel regarding whether you are required to seek the prior approval of the Federal Reserve in connection with your purchase of shares.

Directors’ and Executive Officers’ Participation in the Offering

Our directors, as a group, have collectively subscribed for 666,667 shares in the offering, and we expect insider ownership to remain at or above existing levels. In addition, we will issue the Conversion Shares to directors H. Lynn Keene and B. Scott White as a result of the conversion of a total of $5.45 million (plus accrued interest) in unsecured loans extended to the Company by these two directors. In addition, we anticipate that our directors and executive officers may elect to participate in the offering although they are not required to do so. No director or executive officer will acquire shares that will cause his or her ownership to exceed 9.9% of our outstanding common stock, except for directors White and Keene, whose ownership of our shares may exceed that percentage depending on the number of shares subscribed in the offering. If the offering is fully subscribed, our directors have agreed to purchase 666,667 shares of common stock. All purchases by directors and executive offers will be made for investment purposes and not with a view to resale and will be on the same terms and conditions as applicable to any other subscriber in the offering.

The following table shows the existing ownership and intended purchases of our current directors including the Conversion Shares.

Directors’ Names	Existing Ownership	Vested Stock Options	Intended Purchase/ Conversion		Intended Stock Warrants	Total Beneficial Ownership	% of Class Based on Minimum(2)	% of Class Based on Maximum(2)
(Number of Shares)
Tim Ball	3,432	13,780	1,333		266	18,811	*	*
Joe M. Carter	23,660	13,780	667		133	38,240	*	*
John D. Cox	53,072	13,780	200,000		40,000	306,852	1.48%	1.00%
Charles H. Gent, Jr.	27,170	10,920	33,333		6,666	78,089	*	*
Eugene Hearl	1,100	—	1,333		266	2,699	*	*
Harold Lynn Keene	44,450	8,060	1,920,668¹		384,132	2,357,310	11.40%	7.68%
Frank Kilgore	96,620	10,920	33,334		6,666	147,540	*	*
Michael McGlothlin	118,267	13,780	250,000		50,000	432,047	2.09%	1.41%
Fred Meade	38,896	13,780	1,333		266	54,275	*	*
Jonathan Mullins	1,100	24,671	667		133	26,571	*	*
B. Scott White	381,929	8,060	2,037,224	(1)	407,444	2,834,657	13.71%	9.24%

Total Directors shares	789,696	131,531	4,479,892		895,972	6,297,091	30.45%	20.65%

(1)

Assumes the issuance of 1,959,224 Conversion Shares to Director White and 1,854,001 Conversion Shares to Director Keene and the purchase in the offering of 78,000 additional shares by Director White and 66,667 additional shares by Director Keene.

(2)	“*” represents less than 1% beneficial ownership.

Although directors and executive officers will be investing their own money in the offering, our board of directors is making no recommendation regarding your participation in the offering. You are urged to make your decision based on your own assessment of our common stock, our business and the offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Method of Subscribing

The subscription agent for this offering is Registrar and Transfer Company. Please mail or deliver rights certificates and payments to the address provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance or payment before the public offering expires. Do not send or deliver these materials to us or the Bank. If you have any questions regarding the public offering, completing a rights certificate or submitting payment in the public offering, please contact Registrar and Transfer Company.

Registrar and Transfer Company

Attn: Reorg. Department

10 Commerce Drive

Cranford, NJ 07016

(800) 368-5948

Checks for subscription payments should be payable to Registrar and Transfer Company.

For wire transfers of subscription payments:

For Benefit of:	Registrar and Transfer Company
As Subscription Agent for Various Holders
Account No:	276-053-5977
Bank:	TD Bank
6000 Atrium Way
Mt. Laurel, NJ 08054
ABA No:	031-201-360

If you deliver subscription documents or rights certificates in a manner different than that described in this prospectus, we may not honor the exercise of your subscription rights.

Payment Method for Subscriptions

Payments must be made in full in U.S. Dollars by personal check drawn on any U.S. bank, including New Peoples Bank, or a cashier’s check drawn only on New Peoples bank and in either case payable to “Registrar and Transfer Company”, or by wire transfer. See “Subscription Agent/Information Agent for Rights Offering” at page ___.

Payment received after the expiration of the public offering will not be honored, and the subscription agent will return your payment to you, without interest, as soon as practicable. The subscription agent will be deemed to receive payment upon:

•	clearance of any personal check deposited by the subscription agent; or

•	receipt by the subscription agent of any wire transfer of immediately available funds.

If you send a personal check, payment will not be deemed to have been received by the subscription agent until the check has cleared. The clearinghouse may require five or more business days. Accordingly, investors who wish to pay the subscription price by means of a personal check should make payment sufficiently in advance of the expiration of the public offering to ensure that the payment is received and clears by that date.

The method of delivery of subscription documents and payment of the subscription amount to the subscription agent will be at the risk of subscribers. If sent by mail, we recommend that you send those documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment before the public offering expires.

No Fractional Shares in the Offering

All shares will be sold at a purchase price of $1.50 per share. We will not issue fractional shares. Fractional shares resulting from the exercise of the Basic Subscription Privileges and the Over-Subscription Privileges will be eliminated by rounding down to the nearest whole shares. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Validity of Subscriptions in the Offering

We will resolve at our discretion all questions regarding the validity and form of subscriptions, including time of receipt. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions for any reason. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless we waive them in our sole discretion. Neither we nor the subscription agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or cancel the offering, only when the subscription agent receives the required documents, and the full subscription payment including final clearance of any uncertified check. Our interpretations of the terms and conditions of the offering will be final and binding.

Issuance of Shares in the Offering

If, when and after we receive subscriptions for the Minimum Offering Amount (but not prior to the termination of the rights offering), we may elect (but are not required) to issue the shares subscribed for in the rights and public offering on one or more occasions, until we reach the Maximum Offering Amount, the offering expires or we cancel it.

Return of Funds in the Offering

The subscription agent will hold funds received in payment for shares in a segregated account, unless and until the shares for which such payments were received are issued or the offering expires because subscriptions were not received for the Minimum Offering Amount by the expiration date or we cancel the offering. If the offering is cancelled for any reason, or we fail to obtain subscriptions for the Minimum Offering Amount by the expiration date, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Shareholder Rights

You will have no rights as a holder of the shares you purchase in the offering until certificates representing the shares of our common stock are issued to you, or your account at your nominee is credited with the shares purchased in the offering.

Non-Transferable Warrants

The warrants are a new issue of securities. The warrants are not transferable or assignable, except by operation of law. Conversion of warrants into shares of our common stock and the sale of those shares of common stock is the only way for you to liquidate the warrants you acquire in the offering. No fractional warrants will be issued. If you purchase a number of shares that is not a multiple of five, the number of warrants that you receive will be rounded to the nearest whole warrant. For example, if you purchase 15 shares, you will receive three warrants. If, however, you purchase 14 shares, you will receive two warrants.

Shares of Our Common Stock Outstanding After the Offering

As of __________, 2012, 10,010,178 shares of our common stock were issued and outstanding. If the offering is fully subscribed (and the Maximum Offering Amount issued), then an additional 20,479,892 shares of our common stock will be issued and outstanding after the closing of the offering, for a total of approximately 30,490,070 shares of common stock outstanding, including the Conversion Shares.

PLAN OF DISTRIBUTION

Directors, Executive Officers and Employees

Our directors and executive officers may participate in the solicitation of the exercise of subscriptions for the purchase of common stock. These persons will not receive any commissions or compensation in connection with these activities, other than their normal compensation, but they will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with any solicitation. Other trained employees may assist in the offering in ministerial capacities, providing clerical work or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to our executive offers and Registrar and Transfer Company, our subscription and information agent. Our other employees have been instructed not to solicit subscriptions for the purchase of shares or to provide advice regarding the same. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the solicitation of subscriptions and the sale of the common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of our common stock.

We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the rights offering or in connection with the public offering, and no commissions, fees or discounts will be paid in connection with the offering.

DESCRIPTION OF COMMON STOCK AND WARRANTS

The following description is a summary of the material provisions of our Restated Articles of Incorporation (the “Articles of Incorporation”), and Bylaws, as amended (the “Bylaws”). Copies of the Articles of Incorporation and Bylaws have been filed with the SEC and are incorporated into this prospectus.

General

As of ________, 2012, our authorized capital stock consisted of 50,000,000 shares of common stock, par value $2.00 per share, 10,010,178 of which were outstanding. The issued shares of common stock represent non-withdrawable capital, are not accounts of an insurable type, and are not federally insured.

Common Stock

Voting Rights

Each holder of common shares is entitled to one vote per share held on any matter submitted to a vote of shareholders. There are no cumulative voting rights in the election of directors.

Dividends

Holders of common shares are entitled to receive dividends when and as declared by the board of directors out of funds legally available, subject to certain restrictions imposed by state and federal laws.

No Preemptive or Conversion Rights

Holders of our common shares do not have preemptive rights to purchase additional shares of any class of our stock, and have no conversion or redemption rights.

Calls and Assessments

All of the issued and outstanding common shares are fully paid and non-assessable.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, the holders of common shares (and the holders of any class or series of stock entitled to participate with the common shares in the distribution of assets) shall be entitled to receive, in cash or in kind, our assets available for distribution remaining after payment or provision for payment of our debts and liabilities.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Registrar and Transfer Company.

Warrants Issuable in the Offering

General

Purchasers in the offering will receive a warrant to purchase one additional share of common stock for each five shares purchased. The warrants will be exercisable at a price of $1.75 per whole share.

Exercisability

Each warrant will be immediately exercisable and will expire on the fifth anniversary of the completion of the offering. Warrants may be exercised by completing and returning the Warrant Certificate and Subscription Form to the Warrant Agent (Registrar and Transfer Company), along with payment of the exercise price in U.S. Dollars by personal check drawn on any U.S. bank, including New Peoples Bank, or cashier’s check drawn only on New Peoples Bank, and in other case payable to “Registrar and Transfer Company” or by wire transfer. Warrants may be exercised at any time up to the close of business on the warrant expiration date. After the close of business on the warrant expiration date, unexercised warrants will become void.

Subscription Agent for Warrants

The subscription agent for the warrants is Registrar and Transfer Company. Please mail or deliver the warrant exercise documents and payments to the address provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance or payment before the warrants expire. Do not send or deliver these materials to us or the Bank. If you have any questions regarding the warrants, the warrant documents or submitting payment for the exercise of warrants, please contact Registrar and Transfer Company.

Registrar and Transfer Company

Attn: Reorg. Department

10 Commerce Drive

Cranford, NJ 07016

(800) 368-5948

Checks for warrant exercises should be payable to Registrar and Transfer Company.

For wire transfers of subscription payments:

For Benefit of:	Registrar and Transfer Company
As Subscription Agent for Various Holders
Account No:	276-053-5977
Bank:	TD Bank
6000 Atrium Way
Mt. Laurel, NJ 08054
ABA No:	031-201-360

If you deliver warrant exercise documents in a manner different than that described in this prospectus, we may not honor the exercise of your warrants.

Adjustments

The exercise price and the number shares underlying the warrants are subject to appropriate adjustment in the event of stock splits, reverse stock splits, stock dividends on our common stock, stock combinations or similar events affecting our common stock. In addition, in the event we consummate any merger, consolidation, sale or other reorganization event in which our common stock is converted into or exchanged for securities, cash or other property, then following such event, the holders of the warrants will/ be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property which the holders would have received had they exercised the warrants immediately prior to the reorganization event.

Fractional Shares

No fractional warrants will be issued. If you purchase a number of shares that is not a multiple of five, the number of warrants that you receive will be rounded to the nearest whole warrant. For example, if you purchase 15 shares, you will receive three warrants. If, however, you purchase 14 shares, you will receive two warrants.

Transferability

Warrants are not transferable or assignable, except by operation of law, and accordingly, will not be listed for trading on any stock exchange.

Warrant Agent

The warrants will be issued pursuant to a Warrant Agreement by and between us and Registrar and Transfer Company, the warrant agent for the warrants.

Certain Provisions of Our Articles of Incorporation and Bylaws and Virginia Law

General

Our Articles of Incorporation and Bylaws, as well as Virginia law, contain provisions that could make more difficult an acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids as well as to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change in control, we believe that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Shareholder Approval of Certain Transactions

An amendment of the Company’s Articles of Incorporation, a plan of merger or share exchange, a transaction involving the sale of all or substantially all of the Company’s assets other than in the regular course of business, and a plan of dissolution must be approved by the vote of a majority of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the transaction is not so approved and recommended by two-thirds of the directors in office, then the transaction must be approved by the vote of eighty percent (80%) or more of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction.

Classified Board of Directors

Our Articles of Incorporation currently provide that the board of directors shall be divided into three classes as nearly equal in number as possible. The members of each class are elected for a term of three years and until their successors are elected and qualified. As a result, approximately one third of the members of the board of directors are elected each year, and two annual meetings are required for our shareholders to change a majority of the members constituting the board of directors.

Removal of Directors

Our Bylaws currently provide that any director may be removed from office at a meeting called expressly for that purpose by the vote of stockholders holding a majority of the shares entitled to vote at an election of directors.

Advance Notification Requirements

Our Bylaws prescribe the procedure that a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings outside of the proxy statement process. For a shareholder to nominate a candidate for director at an annual meeting of shareholders, written notice of nomination must be received by our Corporate Secretary not less than 120 days prior to the first anniversary date of the initial notice given to shareholders of record on the record date for the previous annual meeting by or at the direction of the board of directors, provided, however, that if the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, such notice shall be required to be given not less than 90 days nor more than 120 days prior to the date set for such annual meeting of shareholders. The notice must describe various matters regarding the nominee and the shareholder giving the notice. For a shareholder to bring other business before an annual meeting of shareholders, written notice must be received by our Corporate Secretary not less than 120 days prior to the first anniversary date of the initial notice given to shareholders of record on the record date for the previous annual meeting by or at the direction of the board of directors; provided, however, that if the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, such notice shall be required to be given not less than ninety days nor more than 120 days prior to the date set for such annual meeting of shareholders.

Effects of Virginia Anti-Takeover Statutes

The Virginia Stock Corporation Act contains provisions governing “Affiliated Transactions.” Affiliated Transactions include certain mergers and share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder

(as defined below), or reclassifications, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia Stock Corporation Act, an “Interested Shareholder” is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation. No shareholder currently owns beneficially 10% or more of our outstanding common stock.

Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder unless approved by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the “Disinterested Directors.” A Disinterested Director means, with respect to a particular Interested Shareholder, a member of a corporation’s board of directors who (i) was a member before the later of January 1, 1988 and the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the board. At the expiration of the three-year period, these provisions require approval of Affiliated Transactions by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than those beneficially owned by the Interested Shareholder.

The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three-year period has expired and require either that the transaction be approved by a majority of the Disinterested Directors or that the transaction satisfy certain fair price requirements. In general, the fair price requirements provide that the shareholders must receive the highest per share price for their shares as was paid by the Interested Shareholder for his shares or the fair market value of their shares, whichever is higher. They also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder unless approved by a majority of the Disinterested Directors.

None of the foregoing limitations and special voting requirements applies to an Affiliated Transaction with an Interested Shareholder whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the corporation’s Disinterested Directors.

These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. We have not adopted such an amendment.

The Virginia Stock Corporation Act also contains provisions regulating certain “control share acquisitions,” which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless: (i) the voting rights are granted by a majority vote of all outstanding shares entitled to be cast for the election of directors other than those held by the acquiring person or any officer or employee director of the corporation, or (ii) the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. These provisions were designed to deter certain takeovers of Virginia public corporations. In addition, this statute provides that a corporation’s articles of incorporation or bylaws may provide that such statute does not apply to the corporation. Our Articles of Incorporation and Bylaws do not contain such a provision that makes these provisions inapplicable to acquisitions of our stock.

Indemnification of Directors

As permitted by the Virginia Stock Corporation Act, our Articles of Incorporation contain provisions that permit us to indemnify our directors to the full extent permitted by Virginia law and eliminate the personal liability of our directors and officers for monetary damages to us or our shareholders for breach of their fiduciary duties, except to the extent that Virginia law prohibits indemnification or elimination of liability. These provisions do not limit or eliminate our rights or the rights of any shareholder to seek an injunction or any other non- monetary relief in the event of a breach of a director’s fiduciary duty. In addition, these provisions apply only to claims against a director arising out of his or her role as a director and do not relieve a director from liability if he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

The rights of indemnification provided in our Articles of Incorporation are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC this type of indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the “Securities Act”), and is therefore unenforceable.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain United States federal income tax consequences to U.S. holders (as defined below) of the receipt, ownership and exercise of the subscription rights, shares and warrants acquired pursuant to the terms of this offering, and does not consider all aspects of U.S. federal income taxation that may be relevant to particular U.S. holders in light of their particular circumstances. This discussion is based upon the provisions of the Internal Revenue Code, regulations promulgated under the Internal Revenue Code, and administrative rulings and judicial decisions, in each case as of the date of this offering. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in United States federal income tax consequences different from those discussed below. We have not sought any ruling from the United States Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion applies only to U.S. holders who acquire shares, subscription rights and warrants in connection with this offering. Further, this discussion assumes that the shares, subscription rights and warrants issued pursuant to this offering will be held as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This summary does not address all tax considerations that may be applicable to your particular circumstances or to you if you are a U.S. holder that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	dealers in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

•	tax-exempt organizations;

•	persons liable for alternative minimum tax;

•	persons that hold shares of common stock as part of a straddle or a hedging or conversion transaction;

•	partnerships or other entities treated as partnerships for United States federal income tax purposes; or

•	persons whose “functional currency” is not the United States dollar.

You are a U.S. holder if you are a beneficial owner of shares, subscription rights or warrants and you are:

•	an individual citizen or resident of the United States,

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more “United States persons,” as defined in the Internal Revenue Code, have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) receives subscription rights or holds shares and warrants acquired pursuant to the terms of this offering, the tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the United States federal income tax consequences of the receipt and ownership of the shares, subscription rights and warrants so acquired.

This discussion addresses only certain aspects of United States federal income taxation. You should consult your own tax advisor regarding the United States federal, state, local, non-U.S. and other tax consequences of receiving, owning, exercising and disposing of subscription rights, shares and warrants received pursuant to the terms of this offering in your particular circumstances.

Taxation of Subscription Rights

Receipt of Subscription Rights

Your receipt of subscription rights pursuant to the rights offering (which includes your Basic Subscription Privilege and Over-Subscription Privilege, if applicable) should be treated as a nontaxable distribution with respect to your existing shares of common stock for U.S. federal income tax purposes. The discussion below assumes that the receipt of subscription rights will be treated as a nontaxable distribution.

If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing shares of common stock on the date you receive the subscription rights, the subscription rights will be allocated a zero basis for U.S. federal income tax purposes, unless you elect to allocate basis between your existing shares of common stock and the subscription rights in proportion to the relative fair market values of the existing shares of common stock and the subscription rights determined on the date of receipt of the subscription rights. If you choose to allocate basis between your existing shares of common stock and the subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable.

On the other hand, if the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the subscription rights, then you must allocate your basis in your existing shares of common stock between the existing shares of common stock and the subscription rights you receive in proportion to their fair market values determined on the date you receive the subscription rights. If your subscription rights are applicable, or deemed applicable, to your right to receive a warrant to purchase a share of common stock for each five shares you acquire pursuant to this offering, then the tax basis allocated to the subscription rights must be apportioned between the right to acquire shares and the right to receive a warrant in proportion to their values on the date of distribution. For these purposes, the value of a right to acquire 1.665 shares will be that amount which bears the same ratio to the value of a subscription right as the value of 1.665 shares of common stock bears to the value of 1.665 shares of common stock and one warrant to acquire 1/5 of a share of common stock. The value of the right to receive a warrant will be the difference between the value of the subscription right and the right to acquire 1/5 of a share of common stock as determined above.

The fair market value of the subscription rights on the date the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

Your holding period in a subscription right will include your holding period in the shares of common stock with respect to which the subscription right was distributed.

Exercise of Subscription Rights and Receipt of Warrants

Generally, you will not recognize gain or loss on the exercise of a subscription right. When you exercise a subscription right to acquire 1.665 shares and a warrant to acquire one share of common stock for each five shares acquired, the subscription price must be allocated between the 1.665 shares of common stock and warrant being acquired on the basis of their fair market values on the date of exercise. Your tax basis in a new share acquired when you exercise your subscription right will be equal to the sum of (i) the portion of the basis of your subscription right allocable to the right to acquire 1.665 shares and (ii) the portion of the subscription price allocable to one share of common stock. Your tax basis in any associated warrant is equal to the sum of (x) the portion of the basis of your subscription right allocable to the right to receive the warrant and (y) the portion of the subscription price allocable to the warrant. The holding period of the share of common stock and warrant acquired when you exercise a subscription right will begin on the date of exercise.

If you subsequently exercise an associated warrant, you will not recognize gain or loss on the exercise, and the share of common stock that you acquire will have a basis equal to your adjusted basis in the warrant plus the amount you paid to exercise the warrant to acquire such share of common stock. The holding period of the share of common stock acquired upon exercise of the warrant will begin on the day the warrant is exercised.

Not Exercising Subscription Rights

If you do not exercise your subscription rights, you should not recognize a capital loss for United States federal income tax purposes and any portion of the tax basis in your existing shares of common stock previously allocated to the subscription right not exercised will be re-allocated to the existing common stock.

Taxation of Common Stock

Distributions

Distributions with respect to shares acquired pursuant to the terms of this offering will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits, if any, as determined for United States federal income tax purposes. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis of such shares of common stock and thereafter as capital gain.

Subject to certain exceptions for short-term and hedged positions, distributions constituting dividend income received by certain non-corporate U.S. holders, including individuals, in respect of the shares of common stock in taxable years beginning before January 1, 2013 are generally taxed at a maximum rate of 15%. Similarly, subject to similar exceptions for short-term and hedged positions, distributions on the shares of common stock constituting dividend income paid to U.S. holders that are domestic corporations generally will qualify for the dividends-received deduction. You should consult your own tax advisor regarding the availability of the reduced dividend tax rate and the dividends-received deduction in light of your particular circumstances. We do not anticipate paying a dividend to shareholders in the foreseeable future.

Disposition

If you sell or otherwise dispose of any shares of the common stock, you will generally recognize capital gain or loss equal to the difference between your amount realized and your adjusted tax basis in such shares of common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for such shares of common stock is more than one year. Long-term capital gain of non-corporate U.S. holders, including individuals, that is recognized in taxable years beginning before January 1, 2013 is generally taxed at a maximum rate of 15%, although that may change in future years. The deductibility of capital losses is subject to limitations.

If you allow a warrant to lapse or expire without exercise, the warrant is deemed to be sold or exchanged on the date of expiration. Therefore, you will generally recognize a capital loss in an amount equal to your tax basis in the warrant, if any. The loss is treated as short-term or long-term depending on your holding period in the warrant.

Information Reporting and Backup Withholding

For non-corporate U.S. holders, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to the payment of dividends on common stock and the payment of proceeds from the sale, redemption or other disposition of common stock.

In general, payments made in the United States or through certain United States related financial intermediaries with respect to the ownership and disposition of the shares of common stock will be required to be reported to the IRS unless you are a corporation or other exempt recipient and, when required, demonstrate this fact. In addition, you may be subject to a backup withholding tax (currently at a rate of 28%) on such payments unless you (i) are a corporation or other exempt recipient and when required, demonstrate this fact or (ii) provide a taxpayer identification number and otherwise comply with applicable certification requirements.

You should consult your own tax advisor regarding your qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and you may use amounts withheld as a credit against your United States federal income tax liability or may claim a refund so long as you timely provide required information to the IRS.

THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THIS OFFERING IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

EXPERTS AND CHANGE IN ACCOUNTANTS

The consolidated financial statements as of December 31, 2011 and for the year ended December 31, 2011 incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, have been audited by Elliott Davis, L.L.C., an independent registered public accounting firm, as stated in their report appearing therein. The consolidated financial statements as of December 31, 2010 and for the year ended December 31, 2010 incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2011 have been audited by Brown, Edwards and Company, L.L.P., an independent registered public accounting firm, as stated in their report appearing therein.

On March 28, 2011, our Audit Committee received notification from Brown Edwards & Company, LLP, indicating that it declined to stand for re-appointment after completion of the audit for our 2010 fiscal year. On May 9, 2011, our Audit Committee appointed and engaged Elliott Davis, LLC, as our independent registered public accounting firm for the year ending December 31, 2011.

LEGAL MATTERS

The validity of the shares of our common stock offered and certain legal matters will be passed upon for New Peoples Bankshares, Inc. by the law firm of LeClairRyan, A Professional Corporation.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, current reports, proxy statements and other information with the SEC. Our SEC filings are filed electronically and are available to the public from the SEC’s website at www.sec.gov. In addition, any document we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also provide a link to our filings on the SEC website, free of charge, through our Internet website www.npbankshares.com under “Investor Relations.”

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus is part of a registration statement on Form S-1 filed by us with the SEC. You may review the registration statement and the exhibits filed with such registration statement for further information regarding us and the shares of our common stock being sold by this prospectus and the related warrants at the Public Reference Room of the SEC at the locations described above.

We are “incorporating by reference” in this prospectus information that we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus or the information we file subsequently with the SEC that is incorporated by reference in this prospectus. You should carefully read and consider all of these documents before making an investment decision. We are incorporating by reference the following documents that we have filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed on March 1, 2012.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, as filed on May 8, 2012.

•	Current Report on Form 8-K, as filed on June 29, 2012.

•	Definitive proxy statement on Schedule 14A filed with the SEC on September 30, 2011.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed part of this prospectus except as so modified or superseded.

You may obtain without charge a copy of any of the documents we incorporate by reference by contacting us at: Todd Asbury, Executive Vice President and Chief Financial Officer, New Peoples Bankshares, Inc., 67 Commerce Drive, Honaker, Virginia 24260. You may also telephone your request at (276) 873-6288.

Appendix A

Member		Tel (804) 780-3230
NYSE/SIPC	Richmond, Virginia 23219	FAX (804) 649-0990

March 19, 2012

Board of Directors

New Peoples Bankshares, Inc.

67 Commerce Drive

P.O. Box 1810

Honaker, VA 24260

Members of the Board:

The Board of Directors (the “Board”) of New Peoples Bankshares, Inc., a Virginia corporation (the “Company”), has requested that Scott & Stringfellow, LLC (“Scott & Stringfellow”) provide to the Board our opinion (whether or not favorable) with regard to the fairness, from a financial point of view, to the Company and the current shareholders of the Company (other than Messrs. Lynn Keene and Scott White) of the per share price for the Company’s common stock (the “Common Stock”) proposed to be offered through an offering (the “Transaction”), on the terms and in the manner described in the draft prospectus contained in the draft registration statement on Form S-1 attached hereto as Exhibit A (the “Registration Statement”).

Scott & Stringfellow understands that, as of the date hereof, Messrs. Keene and White, each a director of the Company, beneficially own, respectively, 0.51% and 3.82% of the outstanding Common Stock. Scott & Stringfellow also understands that, concurrent with the completion or termination of the Offering, and subject to any necessary regulatory approval, the Company will convert $5.45 million in indebtedness owed to Messrs. Keene and White, plus accrued interest, to Common Stock, on the terms and in the manner described in the Registration Statement. Scott & Stringfellow also understands that following the transaction, Messrs. Keene and White will beneficially own, respectively, a minimum of, assuming issuance of the Minimum Offering Amount (as such term is defined in the Registration Statement), 10.99% and 13.29% of the outstanding Common Stock and, assuming issuance of the Maximum Offering Amount (as such term is defined in the Registration Statement), 7.39% and 8.93%.

Scott & Stringfellow has acted as financial advisor to the Board in connection with the Transaction. As a customary part of our investment banking business, we regularly engage in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, valuations for estate, corporate and other purposes, and other corporate transactions. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, the Company, and as a market maker in securities, we may from time to time have a long or short position in, and buy, sell, or hold equity securities of the Company for our own account and for the accounts of our customers

Over the past two years, excluding in connection with the Transaction, Scott & Stringfellow has not received compensation for investment banking services from the Company. As of the date hereof, other than with respect to the Transaction, there are no material relationships mutually understood to be contemplated in which any compensation is intended to be received by us as a result of the relationship between us and any of the parties to the Agreement.

Board of Directors

New Peoples Bankshares, Inc.

March 19, 2012

In connection with the Transaction and the preparation and delivery of this opinion, we have reviewed, analyzed, and relied upon, among other things:

i.	The Registration Statement, in draft form;

ii.	Certain publicly available financial information and other data with respect to the Company and its subsidiaries, including the Company’s audited financial statements for the fiscal years and quarters ended December 31, 2007 through December 31, 2011, and other financial information and projections prepared by the Company, and made available to us, that we deemed relevant and meetings and discussions regarding the same with members of senior management of the Company;

iii.	Certain internal financial analyses and forecasts for the Company related to the business, earnings, cash flows, assets and prospects of the Bank for the years ending December 31, 2012 and 2017 prepared and furnished by and reviewed with senior management of the Company (the “Forecasts”);

iv.	The estimated pro forma financial impact of the Transaction on the Company, based on assumptions relating to, without limitation, transaction expenses and uses of proceeds determined by and reviewed with the senior management of the Company;

v.	The historical market prices and trading activity for the Common Stock and other stock market information for the Company, including as compared to the historical market prices, trading activity and other stock market information of similar publicly-traded companies which we deemed to be relevant;

vi.	The financial position and results of operation of the Company, including as compared to the financial position and results of operation of similar publicly-traded companies which we deemed to be relevant;

vii.	The proposed financial terms of the Transaction and a comparison of such terms with the financial terms, to the extent publicly available, of certain recent securities offerings in the banking industry which we deemed to be relevant;

viii.	Certain other summary materials and analyses with respect to the Company’s loan portfolio and other real estate owned, including but not limited to: (a) schedules of loans and other assets identified by management as deserving special attention or monitoring given the characteristics of the loan or asset and the local economy, (b) analyses concerning the adequacy of the allowance for loan losses, and (c) select third-party loan reviews prepared for Company management;

ix.	The current market environment generally and the condition of the commercial banking industry in particular, as indicated in financial reports filed with various federal bank regulatory authorities by all federally-insured commercial banks; and

x.	Such other information, financial studies, analyses, investigations, and financial, economic, and market criteria that we deemed relevant to this assignment.

Board of Directors

New Peoples Bankshares, Inc.

March 19, 2012

We also held discussions with members of senior management of the Company regarding the reasons and basis for the Transaction and regarding the historical and current business operations, financial condition, results of operations, regulatory relationships and future prospects of the Company and such other matters as we have deemed relevant to our inquiry.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us (including the Forecasts), and we assumed such accuracy and completeness in rendering this opinion. We have further relied on the assurances of management of the Company that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked nor have we attempted independently to verify such information, and we assume no responsibility or liability for independently verifying the accuracy and completeness of such information. We did not make an independent evaluation or appraisal of any specific assets, any collateral securing assets or the liabilities, including any contingent, off-balance sheet assets or liabilities, of the Company or any of its subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of the Company nor have we reviewed any individual credit files relating to the Company. We assumed, with your consent, the allowance for loan losses of the Company is adequate to cover such losses and will be adequate for the Company on a pro forma basis after the Transaction and the use of proceeds therefrom. We also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction, if any, will be obtained without any adverse effect on the Company or on the expected benefits of the Transaction. In connection with the preparation of our opinion, we were not authorized to solicit, nor did we solicit, potential investors or other parties regarding the Transaction or alternatives to the Transaction.

With respect to the financial projections (including the Forecasts) and earnings estimates for the Company and all projections of transaction costs and use of proceeds prepared by and/or reviewed with the management of the Company and used by Scott & Stringfellow in its analyses, the Company’s senior management confirmed to us that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company following the Transaction, and we assumed that such financial performance would be achieved. We express no opinion as to such financial projections (including the Forecasts) or the assumptions or judgments on which they are based. We have assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements made available to us. Moreover, we have assumed that the Transaction will be consummated upon the terms set forth in the Registration Statement without material alteration or waiver thereof, and that all information in the Registration Statement and in all related documents and instruments referred to in the Registration Statement are true and correct. Finally, with your consent, we have relied upon the advice the Company has received from its legal, accounting, and tax advisors as to all legal, accounting, and tax matters related to the Transaction.

Our opinion is necessarily based on, and we have necessarily taken into account, the financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We are not legal, tax, regulatory, or bankruptcy advisors. We have not considered any legislative or regulatory changes recently adopted or currently being considered by the United States Congress, the various federal banking agencies, the Securities and Exchange Commission (the “SEC”), or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board, or any changes in regulatory accounting principles that may be adopted by any or all of the federal banking agencies. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company. Events occurring after the date hereof, and information unknown or not disclosed to us

Board of Directors

New Peoples Bankshares, Inc.

March 19, 2012

in the course of conducting our review and arriving at our opinion, could materially affect this opinion. We have no obligation to update, revise, reaffirm or withdraw this opinion, to perform further or additional reviews or analyses, or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of shares of the Company’s Common Stock will be when issued at any closing in connection with the Transaction or following the Transaction or the prices at which shares of the Company’s Common Stock may trade at any time.

The terms of the fee arrangement with Scott & Stringfellow, which Scott & Stringfellow and the Company believe are customary in transactions of this nature, were negotiated at arm’s length between the Company and Scott & Stringfellow, and the Board was aware of such arrangement. The Company also has agreed to reimburse Scott & Stringfellow for reasonable out-of-pocket expenses incurred in connection with its engagement and has agreed, or will agree, to indemnify Scott & Stringfellow and certain related persons against certain liabilities, including liabilities under the federal securities laws, in connection with our engagement for the delivery of this opinion.

Our opinion is directed to the Board in connection with its consideration of the Transaction and our opinion does not constitute a recommendation to any holder of the Company’s Common Stock as to whether or how such holder should participate in the Transaction. This opinion is not intended to, and does not, (i) create any rights or remedies for any person or entity, other than the Board or (ii) create any fiduciary duty on the part of Scott & Stringfellow to any party. Scott & Stringfellow was not retained as an advisor or agent to the Company’s shareholders or any other person, and it is acting only as a financial advisor to the Company’s Board of Directors. This opinion has been reviewed and approved by our Investment Banking Valuation Committee in conformity with our policies and procedures established under the requirements of FINRA Rule 5150 of the Financial Industry Regulatory Authority, Inc. Our opinion is limited and directed only to the fairness, from a financial point of view, to the Company and the current shareholders of the Company (other than Messrs. Lynn Keene and Scott White) of the per share price for the Company’s Common Stock proposed to be offered through the Transaction, on the terms and in the manner described in the Registration Statement, and does not address the underlying business decision by the Company to engage in the Transaction, the relative merits of the Transaction as compared to any other alternative business strategies or other strategic alternatives that might exist for the Company, the fairness of the amount or nature of any compensation to any of the officers, directors or employees of the Company, or class of such persons, relative to the compensation to the public holders of the Company Shares or the effect of any other transaction in which the Company might engage. Our opinion is not to be quoted or referred to, in whole or part, in a registration statement (other than the Registration Statement), prospectus (other than the prospectus contained in the Registration Statement), proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Scott & Stringfellow’s prior written consent. Notwithstanding the foregoing, Scott & Stringfellow hereby consents to the inclusion of this opinion in any materials provided to the shareholders of the Company in connection with the Transaction.

Board of Directors

New Peoples Bankshares, Inc.

March 19, 2012

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the per share offering price of $1.50 for shares of Common Stock of the Company in the Transaction is fair, from a financial point of view, to the Company and the current shareholders of the Company (other than Messrs. Lynn Keene and Scott White).

Very truly yours,

David M. Wojdyla
Vice President
Scott & Stringfellow, LLC

[            ] Shares

COMMON STOCK

PROSPECTUS

The Date of this Prospectus is                     , 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Set forth below is an estimate of the amount of fees and expenses (other than underwriting discounts and commissions) to be incurred in connection with the issuance of the shares by New Peoples Bankshares, Inc. (the “Registrant”):

SEC Filing Fee	$4,304
Registrant’s Counsel Fees and Expenses	120,000
Registrant’s Accounting Fees and Expenses	30,000
Financial Advisor Expenses	283,000
Subscription Agent Fees and Expenses	12,000
Printing and EDGAR	5,000
Blue Sky Fees	20,000
Other	696

TOTAL	$475,000

Item 14. Indemnification of Directors and Officers

The Virginia Stock Corporation Act ( the “Act”) permits a Virginia corporation to indemnify a director or officer who is a party to a proceeding because he is or was a director or officer if he acted in good faith and believed that his conduct in his official capacity was in the corporation’s best interest or in all other cases was not opposed to the best interests of the corporation ( or in the case of conduct with respect to an employee benefit plan he believed it to be in the interests of the participants and beneficiaries) and in the case of a criminal proceeding, he had no reasonable belief that his conduct was unlawful. Virginia corporations are not allowed to voluntarily indemnify a director or officer in a proceeding by or in the right of a corporation except for reasonable expenses if it is determined that he met the standard for indemnification for indemnity or in any proceeding charging improper personal benefit in which he was liable based on improperly receiving personal benefit. The Act permits a corporation to pay a director or officer’s reasonable expenses incurred in a proceeding if he furnishes a written statement of his good faith belief that he has met the standard of conduct for indemnification and an undertaking to repay any advances if he is not entitled to mandatory indemnification or it is ultimately determined that he has not met the relevant standard of conduct.

The Articles of Incorporation of the Registrant contain provisions indemnifying the directors and officers of the Registrant if he conducted himself in good faith, believed that his conduct in his official corporate capacity was in its best interest and in all other cases not opposed to its best interest (or in the case of an employee benefit plan, that his conduct was for a purpose he personally believed to be in the best interests of the participants of and beneficiaries of the plan) and he had no reasonable cause to believe, in the case of a criminal proceeding, that his conduct was unlawful. The Articles do not permit indemnification for willful misconduct or knowing violation of criminal law or for liability incurred in any proceeding charging improper personal benefit or involving action in his official capacity in which he was judged liable on the basis that personal benefit was improperly received by him. In addition, the Articles of Incorporation eliminate the personal liability of the Registrant’s directors and officers to the Registrant for monetary damages in any proceeding brought by or in the right of the Registrant or by or on behalf of the shareholders of the Registrant except for liability for willful misconduct, knowing violation of the criminal law or of any securities law.

The Registrant maintains a directors’ and officers’ liability insurance policy which provides coverage for the Registrant and for directors and officers of the Registrant against certain damages and expenses relating to claims against them for negligent acts, errors or omissions, or breaches of duty in their capacity as directors or officers of the Registrant.

Item 15. Recent Sales of Unregistered Securities

Not Applicable.

Item 16. Exhibits and Financial Statement Schedules

(1)	The following exhibits are filed as part of this Registration Statement:

No.	Description

1.1	Form of Subscription Agent Agreement. *

1.2	Form of Warrant Agreement. *

2.1	Agreement and Plan of Share Exchange dated September 15, 2001 (incorporated by reference to Exhibit 2 to Form 8-K filed December 17, 2001).

3.1	Amended Articles of Incorporation of New Peoples Bankshares, Inc. (incorporated by reference to Exhibit 3.1 to Form 10-Q for the quarterly period ended June 30, 2008 filed on August 11, 2008).

3.2	Bylaws of New Peoples Bankshares, Inc. (incorporated by reference to Exhibit 3.1 to Form 8-K filed on April 15, 2004).

4.1	Specimen Common Stock Certificate of New Peoples Bankshares, Inc. *

4.2	Form of Warrant to Purchase Shares of Common Stock. *

4.3	Form of Rights Certificate. *

5.1	Opinion of LeClairRyan, A Professional Corporation, as to the validity of the Securities registered hereunder. *

10.1	New Peoples Bank, Inc. 2001 Stock Option Plan (incorporated by reference to Exhibit 10.1 to Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001).

10.2	Form of Non-Employee Director Non-Qualified Stock Option Agreement (incorporated by reference to Exhibit 10.2 to Form 8-K filed November 30, 2004).

10.3	Form of Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.3 to Form 8-K filed November 30, 2004).

10.4	Salary Continuation Agreement, dated December 18, 2002, between New Peoples Bank, Inc. and Frank Sexton, Jr. (incorporated by reference to Exhibit 10.6 to Annual Report on Form 10-K for the fiscal year ended December 31, 2004).

10.5

First Amendment, dated June 30, 2003, to Salary Continuation Agreement between New Peoples Bank, Inc. and Frank Sexton, Jr. (incorporated by reference to Exhibit 10.7 to Annual Report on Form 10-K for the fiscal year ended

December 31, 2004).

10.6	Separation Agreement and Release, dated as of August 15, 2009, between the Company and Kenneth D. Hart (incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q for the quarter ended June 30, 2009).

10.7	Written Agreement, effective August 4, 2010, by and among New Peoples Bankshares, Inc., New Peoples Bank, Inc., the Federal Reserve Bank of Richmond and the State Corporation Commission Bureau of Financial Institutions (incorporated by reference to Exhibit 10.1 to Form 8-K filed August 6, 2010).

10.8	Engagement Letters of Scott & Stringfellow, LLC. *

10.9	Convertible Note Payable, B. Scott White, dated June 27, 2012 (incorporated by reference to Exhibit 10.1 to Form 8-K filed June 29, 2012).

10.10	Convertible Note Payable, Harold Lynn Keene, dated June 27, 2012 (incorporated by reference to Exhibit 10.2 to Form 8-K filed June 29, 2012).

16.1	Brown, Edwards & Company, L.L.P.’s letter to Securities and Exchange Commission, dated April 11, 2011 (incorporated by reference to Exhibit 16.1 to Form 10-K filed on March 1, 2012).

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21 to Form 10-K filed on March 1, 2012).

23.1	Consent of Elliot Davis, LLC.

23.2	Consent of Brown, Edwards & Company, L.L.P.

23.3	Consent of LeClairRyan, A Professional Corporation (included in Exhibit 5.1).

23.4	Consent of Scott & Stringfellow, LLC (included in Exhibit 99.8).

24.1	Power of Attorney (included on signature page). *

99.1	Form of Instructions as to Use of Subscription Rights Certificate. *

99.2	Form of Letter to Shareholders who are Record Holders. *

99.3	Form of Letter to Nominee Holders whose Clients are Beneficial Holders. *

99.4	Form of Letter to Clients of Nominee Holders. *

99.5	Form of Beneficial Owner Election Form. *

99.6	Form of Nominee Holder Certification. *

99.7	Form of Notice of Important Tax Information. *

99.8	Fairness Opinion of Scott & Stringfellow, LLC. *

*	Previously filed.

Financial Statement Schedules: No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) To supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer. If any public offering is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of Russell, Commonwealth of Virginia, on the 3rd day of July, 2012.

NEW PEOPLES BANKSHARES, INC.

By:	/s/ JONATHAN H. MULLINS
Jonathan H. Mullins
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ JONATHAN H. MULLINS	President,	July 3, 2012
Jonathan H. Mullins	Chief Executive Officer and Director
(principal executive officer)

*	Director	July 3, 2012
Tim Ball

*	Director	July 3, 2012
Joe Carter

*	Director	July 3, 2012
John D. Cox

*	Director	July 3, 2012
Charles H. Gent

*	Director	July 3, 2012
Eugene Hearl

*	Director	July 3, 2012
Harold Lynn Keene

*	Director	July 3, 2012
Frank Kilgore

*	Chairman, Director	July 3, 2012
Michael G. McGlothlin

*	Director	July 3, 2012
Fred Meade

*	Director	July 3, 2012
B. Scott White
/s/ C. TODD ASBURY	Executive Vice President and	July 3, 2012
C. Todd Asbury	Chief Financial Officer (principal
financial and accounting officer)

*By:	/s/ JONATHAN H. MULLINS as attorney-in-fact
Jonathan H. Mullins

EXHIBIT INDEX

No.	Description

1.1	Form of Subscription Agent Agreement. *

1.2	Form of Warrant Agreement. *

2.1	Agreement and Plan of Share Exchange dated September 15, 2001 (incorporated by reference to Exhibit 2 to Form 8-K filed December 17, 2001).

3.1	Amended Articles of Incorporation of New Peoples Bankshares, Inc. (incorporated by reference to Exhibit 3.1 to Form 10-Q for the quarterly period ended June 30, 2008 filed on August 11, 2008).

3.2	Bylaws of New Peoples Bankshares, Inc. (incorporated by reference to Exhibit 3.1 to Form 8-K filed on April 15, 2004).

4.1	Specimen Common Stock Certificate of New Peoples Bankshares, Inc. *

4.2	Form of Warrant to Purchase Shares of Common Stock. *

4.3	Form of Rights Certificate. *

5.1	Opinion of LeClairRyan, A Professional Corporation, as to the validity of the Securities registered hereunder. *

10.1	New Peoples Bank, Inc. 2001 Stock Option Plan (incorporated by reference to Exhibit 10.1 to Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001).

10.2	Form of Non-Employee Director Non-Qualified Stock Option Agreement (incorporated by reference to Exhibit 10.2 to Form 8-K filed November 30, 2004).

10.3	Form of Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.3 to Form 8-K filed November 30, 2004).

10.4	Salary Continuation Agreement, dated December 18, 2002, between New Peoples Bank, Inc. and Frank Sexton, Jr. (incorporated by reference to Exhibit 10.6 to Annual Report on Form 10-K for the fiscal year ended December 31, 2004).

10.5

First Amendment, dated June 30, 2003, to Salary Continuation Agreement between New Peoples Bank, Inc. and Frank Sexton, Jr. (incorporated by reference to Exhibit 10.7 to Annual Report on Form 10-K for the fiscal year ended

December 31, 2004).

10.6	Separation Agreement and Release, dated as of August 15, 2009, between the Company and Kenneth D. Hart (incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q for the quarter ended June 30, 2009).

10.7	Written Agreement, effective August 4, 2010, by and among New Peoples Bankshares, Inc., New Peoples Bank, Inc., the Federal Reserve Bank of Richmond and the State Corporation Commission Bureau of Financial Institutions (incorporated by reference to Exhibit 10.1 to Form 8-K filed August 6, 2010).

10.8	Engagement Letters of Scott & Stringfellow, LLC. *

10.9	Convertible Note Payable, B. Scott White, dated June 27, 2012 (incorporated by reference to Exhibit 10.1 to Form 8-K filed June 29, 2012).

10.10	Convertible Note Payable, Harold Lynn Keene, dated June 27, 2012 (incorporated by reference to Exhibit 10.2 to Form 8-K filed June 29, 2012).

16.1	Brown, Edwards & Company, L.L.P.’s letter to Securities and Exchange Commission, dated April 11, 2011 (incorporated by reference to Exhibit 16.1 to Form 10-K filed on March 1, 2012).

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21 to Form 10-K filed on March 1, 2012).

23.1	Consent of Elliot Davis, LLC.

23.2	Consent of Brown, Edwards & Company, L.L.P.

23.3	Consent of LeClairRyan, A Professional Corporation (included in Exhibit 5.1).

23.4	Consent of Scott & Stringfellow, LLC (included in Exhibit 99.8).

24.1	Power of Attorney (included on signature page). *

99.1	Form of Instructions as to Use of Subscription Rights Certificate. *

99.2	Form of Letter to Shareholders who are Record Holders. *

99.3	Form of Letter to Nominee Holders whose Clients are Beneficial Holders. *

99.4	Form of Letter to Clients of Nominee Holders. *

99.5	Form of Beneficial Owner Election Form. *

99.6	Form of Nominee Holder Certification. *

99.7	Form of Notice of Important Tax Information. *

99.8	Fairness Opinion of Scott & Stringfellow, LLC. *

*	Previously filed.